Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and between

MOUNTAIN CREST ACQUISITION CORP. V

and

CUBEBIO CO. LTD,

dated as of August 29, 2024

i

TABLE OF CONTENTS CONTINUED

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12.15	SPAC Legal Representation	91
12.16	Company Legal Representation	92
12.17	Disclosure Letter and Exhibits	93

EXHIBITS AND ANNEXES
Exhibit A	Sponsor Support Agreement
Exhibit B	Company Shareholder Support Agreement

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of August 29, 2024 (this “Agreement”), by and between Mountain Crest Acquisition Corp., V, a Delaware corporation (“SPAC”), and CubeBio Co., Ltd., a corporation (“chusik hoesa”) organized under the laws of Korea (the “Company”). Each of the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated on April 8, 2021, as a Delaware corporation for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, CubeBio Holdings Limited, a Cayman Islands exempted company limited by shares (“PubCo”) will be a wholly owned subsidiary of Initial PubCo Shareholder (as defined below) and will be formed for the sole purpose of effecting the Transactions, including to act as a publicly traded holding company for the Company after Closing;

WHEREAS, CHL SPAC Merger Sub, Inc., a Delaware corporation (“SPAC Merger Sub”) will be a wholly owned, direct subsidiary of PubCo, incorporated under the laws of the State of Delaware and will be formed for the sole purpose of consummation of the Transactions contemplated by this Agreement, including the SPAC Merger;

WHEREAS, CHL Korea Exchange Sub. Ltd, a stock corporation (“chusik hoesa”) organized under the laws of the Republic of Korea (“Exchange Sub”) will be a wholly owned, direct subsidiary of PubCo, incorporated under the laws of the Republic of Korea, and will be formed for the sole purpose of the consummation of the Share Swap (as defined below);

WHEREAS, the Initial Pubco Shareholder shall take such action to form PubCo immediately following the execution of this Agreement, and, in turn, Pubco shall take all necessary action to form SPAC Merger Sub and Exchange Sub. After the formation of each entity, such entity shall execute the Joinder Agreement and become a Party to this Agreement as if executed on the date of this Agreement;

WHEREAS, on the terms and subject to the conditions of this Agreement, (i) at the Merger Effective Time (as defined below), SPAC Merger Sub will merge with and into SPAC with SPAC being the surviving entity (the “SPAC Merger”) and as a result of SPAC Merger, each share of SPAC Common Stock, $0.0001 par value (each a “SPAC Share” and collectively, “SPAC Shares”) issued and outstanding immediately prior to SPAC Merger shall be converted automatically into one PubCo Ordinary Share (as defined below), (ii) at or immediately prior to the Merger Effective Time, all shareholders of the Company (the “Company Shareholders”) shall transfer their respective Company Common Shares (as defined below) to Exchange Sub in exchange for the right to receive PubCo Ordinary Shares (as defined below) held by Exchange Sub (which PubCo Ordinary Shares will be issued by PubCo to Exchange Sub at the Merger Effective Time for purposes of being used as share swap consideration and being exchanged by Exchange Sub with the Company Shareholders in accordance with clause (iii) below), and (iii) immediately after Closing, Exchange Sub will transfer the newly issued PubCo Ordinary Shares to the Company Shareholders pursuant to the terms of the Share Swap Agreement (as defined below) and, in consideration of the PubCo Ordinary Shares that Exchange Sub received from PubCo, Exchange Sub will transfer to PubCo all such Company Common Shares it received from the Company Shareholders;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that SPAC Merger is fair to, advisable and in the best interests of SPAC and the shareholders of SPAC (the “SPAC Shareholders”), (ii) approved this Agreement and the Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iii) determined to recommend that SPAC Shareholders vote in favor of and approve the SPAC Merger, this Agreement and the other Transactions contemplated hereunder (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Share Swap and the other Transactions are fair to, advisable and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement, the Transaction Agreements and the Transactions, and (iii) determined to recommend that the Company Shareholders approve the Transactions, including the Share Swap, and such other actions as contemplated by this Agreement;

WHEREAS, at the time of execution of the Joinder Agreement, the respective boards of directors of each of PubCo, SPAC Merger Sub, and Exchange Sub shall have unanimously (i) determined, approved and declared that the SPAC Merger, this Agreement and Transaction Agreements to which such Party is a party, are advisable and in the best interests of their respective companies and their respective shareholder(s) and (ii) determined to recommend, to the extent legally required, that their respective shareholder(s) approve the SPAC Merger, the Share Swap the other transactions and such other actions contemplated hereunder;

WHEREAS, the Parties intend that, for Tax purposes, the Transactions qualify for the Intended Tax Treatment.

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC Sponsor (as defined below) has executed and delivered to the Company a support agreement in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which SPAC Sponsor has agreed to, among other things, vote its SPAC Shares in favor of adoption and approval of this Agreement and the Transactions contemplated thereby, including SPAC Merger, and not redeem any SPAC Shares acquired by SPAC Sponsor in SPAC’s initial public offering or otherwise;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders have executed and delivered to the Company and SPAC support agreements in the form attached hereto as Exhibit B (the “Company Shareholder Support Agreements”) pursuant to which such Company Shareholders have agreed to, among other things, subject to the terms and conditions therein, vote their Company Common Shares in favor of adoption and approval of this Agreement and the Transactions contemplated hereby including the Share Swap;

WHEREAS, at the Closing, PubCo, SPAC Sponsor and certain Company Shareholders, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form to be agreed between SPAC and the Company; and

WHEREAS, at the Closing, PubCo, SPAC Sponsor and the Company Shareholders, and their respective Affiliates, as applicable, shall enter into a Lock Up Agreement (the “Lock Up Agreement”) in the form agreed between SPAC and the Company).

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Entities” means each of PubCo, SPAC Merger Sub and Exchange Sub.

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 6.6(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977 as amended, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Legal Requirement regarding anti-bribery or illegal payments or gratuities.

“Anti-Money Laundering Laws” shall mean the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended by the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), the applicable money laundering and terrorist financing laws and regulations (including any licensing or registration requirements applicable to money services businesses) of all relevant jurisdictions (including the Act on Reporting and Using Specified Financial Transaction Information in Korea), and any related or similar rules or guidelines issued, administered or enforced by any Governmental Entity.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of competition or foreign investment.

“Approvals” shall have the meaning set forth in Section 4.6(b).

“Breakup Fee” shall have the meaning set forth in Section 10.1.

“Business Data” shall mean all business information and data, including Personal Information, that is accessed, collected, used, processed, stored, shared, distributed, transferred, or disclosed of by the Company IT Systems in the course of the conduct of the business of the Company

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Seoul, Republic of Korea or the Cayman Islands are authorized or required by Legal Requirements to close.

“Certifications” shall have the meaning set forth in Section 6.6(a).

“Closing” shall mean the closing of the Transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Form 6-K” shall have the meaning set forth in Section 8.3(c).

“Closing Payments Schedule” shall have the meaning set forth in Section 3.4.

“Closing Press Release” shall have the meaning set forth in Section 8.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Board Approval” shall have the meaning set forth in Section 4.24.

“Company Business Combination” shall have the meaning set forth in Section 8.10(a).

“Company Common Shares” shall mean the common shares, W500 par value per share, of the Company.

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Company Exchange Ratio” shall mean that amount obtained by dividing the Share Swap Consideration by the aggregate number of Company Common Shares, the number of Company Common Shares subject to such Company Option and the number of Company Common Shares subject to such Company Warrant outstanding immediately prior to the Merger Effective Time.

“Company IT Systems” shall have the meaning set forth in Section 4.17(h).

“Company Leased Properties” shall have the meaning set forth in Section 4.13(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of PubCo, SPAC Merger Sub, Exchange Sub or the Company; or (b) the ability of any Company Party to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), individually or in the aggregate, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur, or be deemed to constitute a Company Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in any global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies or other natural or man-made disasters; (iii) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any other Governmental Entity after the date of this Agreement; (iv) changes in GAAP, KIFRS, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (v) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities, banking or financial markets (including changes in interest or exchange rates); (vi) events or conditions generally affecting the industries and markets in which PubCo, Exchange Sub or the Company operates; or (vii) any actions or inactions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of SPAC; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iii), (iv), (v) or (vi) above disproportionately and adversely affect the business, assets, financial condition or results of operations of PubCo, Exchange Sub or the Company, taken as a whole, relative to similarly situated companies in the industries in which PubCo, Exchange Sub or the Company conduct their respective operations, then such impact shall be taken into account in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate and adverse effect on PubCo, Exchange Sub or the Company, taken as a whole, as applicable.

“Company Material Contract” shall have the meaning set forth in Section 4.18(a).

“Company Options” shall mean all options to purchase Company Common Shares.

“Company Party” shall mean Company, Exchange Sub, SPAC Merger Sub and PubCo.

“Company Party Privileged Communications” shall have the meaning set forth in Section 12.16.

“Company Products” means all products, including all versions, derivative works, releases, and models of all products (including all software products), and services marketed, distributed, licensed, provided, or sold (or proposed to be developed, marketed, distributed, licensed, provided, or sold) by the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).

“Company Shareholder Approval” shall mean the approval of the Transactions, including the Share Swap, by the affirmative votes of at least (i) two-thirds of the voting rights of the Company Shareholders present at a general meeting of Company Shareholders and (ii) one-third of the total number of issued and outstanding Company Common Shares.

“Company Shareholder Meeting” shall have the meaning set forth in Section 8.19.

“Company Shareholder Support Agreements” shall have the meaning set forth in the Recitals hereto.

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Confidentiality Agreement” shall mean that Mutual Nondisclosure Agreement, dated May 24, 2024, by and between SPAC and the Company, as amended and joined from time to time.

“Continental” shall have the meaning set forth in Section 6.12(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Stock Option” shall have the meaning set forth in Section 3.3(a).

“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship (including literary works (including all forms and types of Software), pictorial and graphic works).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any resurgence, variations, evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any industry group or any Governmental Entity in connection with or in response to COVID-19, and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of November 12, 2021, by and among SPAC, SPAC Sponsor and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean all applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business.

“Disabling Devices” shall mean undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Earnout Recipient Pro Rata Share” means, with respect to any Earnout Recipient, a percentage equal to the quotient of (A) the amount of shares of Company Shares owned by such Earnout Recipient, divided by (B) the aggregate amount of Common Shares owned by all Earnout Recipients.

“Earnout Recipients” means the Company Shareholders as of the Closing Date.

“Earnout Shares” means, in the aggregate, 24,500,000 shares of PubCo Ordinary Shares that may be issued to the Earnout Recipients pursuant to Section 3.5.

“Employee Benefit Plan” shall have the meaning set forth in Section 4.11(a).

“Environmental Law” shall mean any international, European Union, federal, state, local or foreign law, regulation, Order, treaty, code, rule, decree, legally binding opinion or requirement of any Governmental Entity or common law relating to: (a) the protection, investigation or restoration of the environment or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; (c) pollution, contamination or any injury or threat of injury to persons or property resulting from exposure to Hazardous Substances; or (d) any similar laws and other requirements having the force or effect of law, and all Orders issued or promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Equity Value” means $375,000,000.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Exchange Sub” shall have the meaning set forth in the Preamble hereto.

“Extension Proposal” shall have the meaning set forth in Section 8.21.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“FSS” shall mean the Financial Services Commission of Korea.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); Section 4.3 (Capitalization of the Company); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents) and Section 4.16 (Brokers; Third Party Expenses); (b) in the case of the Acquisition Entities, the representations and warranties contained in Section 5.1 (Organization; Good Standing); Section 5.3 (Due Authorization); Section 5.4 (Non-contravention); and Section 5.7 (Brokers) and (c) in the case of SPAC, the representations and warranties contained in Section 6.1 (Organization and Qualification) (other than Section 6.1(d)); Section 6.3 (Authority Relative to this Agreement); Section 6.2(a)(i) (No Conflict; Required Filings and Consents); and Section 6.7 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles.

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.

“Government Official” shall mean, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Entity or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substances” shall mean any substance, waste or material regulated as a “pollutant” or “contaminant” or as toxic, radioactive, ignitable, corrosive, or reactive under any applicable Legal Requirements pertaining to the environment, including petroleum, its derivatives, by-products and other hydrocarbons.

“IFRS” shall mean the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.

“Incidental Inbound License” shall mean any (a) non-exclusive license for Software or IT Systems that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software or IT Systems that is generally commercially available costing less than $100,000 annually; (b) license to Open Source Software; (c) non-disclosure or confidentiality agreement permitting the use of or access to confidential information; (d) non-exclusive license for Intellectual Property that is not material to the business of the Company, pursuant to employee or consulting agreements; (e) non-exclusive license in the ordinary course of business for the use of a name, logo or feedback for marketing or similar purposes; and (f) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license.

“Incidental Licenses” shall mean, collectively, Incidental Inbound Licenses and Incidental Outbound Licenses.

“Incidental Outbound License” shall mean any nonexclusive license granted by the Company (a) to suppliers, vendors, distributors, service providers, or customers in the ordinary course of business; (b) in nondisclosure agreements for use in evaluation and negotiation permitted by such agreements; or (c) in the ordinary course of business for the use of the Company’s name, logo or feedback for marketing or similar purposes, in each case, where such license does not affect in any material respect the value of or the Company’s right to use any material Intellectual Property licensed thereunder.

“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred and unpaid purchase price of property, shares, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases as determined in accordance with GAAP, KIFRS, or IFRS; (e) any obligations, contingent or otherwise, including amounts drawn, under acceptance, letters of credit or similar facilities, in each case solely to the extent actually drawn; (f) any guaranty of any of the foregoing, without duplication; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable on any of the foregoing, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing.

“Initial PubCo Interest” shall have the meaning set forth in Section 2.1(a).

“Initial PubCo Interest Redemption Amount” shall have the meaning set forth in Section 2.1(a).

“Initial PubCo Shareholder” shall have the meaning set forth in Section 2.1(a).

“Insider” shall have the meaning set forth in Section 4.20.

“Insurance Policies” shall have the meaning set forth in Section 4.19.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; (h) all other intellectual property rights or proprietary rights; (i) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in Section 2.1(d).

“Intentional Fraud” shall mean with respect to a Party, the actual and intentional common law fraud of such Party, in each case with respect to the representations or warranties made by such Party contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(f), as applicable.

“Interested Party Transaction” shall have the meaning set forth in Section 4.20.

“Interim Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Interim Period” shall have the meaning set forth in Section 7.1.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“IPO Underwriting Agreement” shall mean the underwriting agreement, dated November 12, 2021, by and among SPAC, and Chardan as the underwriter.

“JOBS Act” shall have the meaning set forth in Section 8.16.

“Joinder Agreement” shall mean a joinder agreement executed by each of PubCo, SPAC Merger Sub and Exchange Sub pursuant to which each shall become a Party to this Agreement and assume all of the obligations and receive all of the benefits accorded them pursuant to this Agreement.

“KIFRS” shall mean the International Financial Reporting Standards as adopted by and in effect in Korea.

“Knowledge” shall mean the actual knowledge or actual awareness as to a specified fact or event, following reasonable inquiry of (a) with respect to the Company, the individuals listed on Section 1.1(B)(i) of the Company Disclosure Letter; (b) with respect to PubCo, SPAC Merger Sub and Exchange Sub, the individuals listed on Section 1.1(B)(ii) of the Company Disclosure Letter; and (c) with respect to SPAC, the individuals listed on Section 1.1(A) of SPAC Disclosure Letter.

“Korean Registration Statement” shall mean the registration statement referenced in Article 119 of the Financial Investment Services and Capital Markets Act of Korea.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal, regulatory or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns or purports to own and that is licensed to the Company or to which the Company otherwise has a right to use.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, covenant, servitude, put or call right, voting right, shareholders’ agreement, retention rights, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Merger Effective Time” shall have the meaning set forth in Section 2.2(a).

“Nasdaq” shall mean the Nasdaq Global Market.

“Open Source Software” shall mean any Software distributed (a) as “free software”; (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license similar to any of the foregoing that requires that such Software and any modifications thereof be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Outstanding Company Transaction Expenses” shall mean the Transaction Expenses incurred by or on behalf of the Company, SPAC Merger Sub, Exchange Sub or PubCo, solely to the extent such Transaction Expenses are incurred and remain unpaid as of the Closing.

“Outstanding SPAC Transaction Expenses” shall mean the Transaction Expenses incurred by or on behalf of SPAC, solely to the extent such Transaction Expenses are incurred and remain unpaid as of the Closing.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Parties” or “Party” shall have the respective meaning set forth in the Preamble hereto and shall include the Acquisition Entities upon execution of the Joinder Agreement.

“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the audited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows, for the years ended December 31, 2023 and 2022 audited by the Independent Auditors in accordance with PCAOB auditing standards, together with the auditor’s report of the independent auditors thereon, and (b) to the extent provided by the Company or PubCo pursuant to Section 7.18 any other financial statements of the Company that are included in the Registration Statement and Proxy Statement.

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established in accordance with GAAP, KIFRS, or IFRS; (b) statutory and contractual Liens of landlords with respect to Company Leased Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are not material to the business, operations and financial condition of the Company; (d) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other restrictions in title that would be reflected on any title reports or surveys, and would not, individually or in the aggregate, materially interfere with the present use of or occupancy of the affected parcel by the Company as presently conducted; (e) Liens imposed by applicable securities Laws; or (f) Liens set forth on Section 1.1(C) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean: (i) any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by any applicable Legal Requirement; or (ii) any information that identifies or could be reasonably used to identify an identifiable individual.

“Pipe Investment” shall have the meaning set forth in Section 8.14.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

“Privacy Policies” shall mean each external or internal, past or present, training, manual, policy, notice, and/or statement or documents relating to Personal Information, including privacy policies and terms of use.

“Privacy Requirements” shall mean (a) all applicable Privacy Laws, (b) any applicable Privacy Policies or other policies of the Company concerning the collection, dissemination, storage or use of Personal Information, and (c) all contractual commitments that the Company has entered into or is otherwise bound with respect to the Processing of Personal Information.

“Process” or “Processing” shall mean, with respect to any data or Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personal Information.

“Proxy Clearance Date” shall have the meaning set forth in Section 8.1(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 8.1(a)(i).

“PubCo” shall have the meaning set forth in the Preamble hereto.

“PubCo A&R Charter” shall have the meaning set forth in Section 2.2(c).

“PubCo Board” shall mean the board of directors of PubCo.

“PubCo Equity Plan” shall have the meaning set forth in Section 8.17.

“PubCo Ordinary Shares” shall mean, following the Merger Effective Time, ordinary shares of PubCo, par value $0.0001 per share, as defined in the PubCo A&R Charter.

“Reference Date” shall mean (i) with respect to representations and warranties relating to PubCo, SPAC Merger Sub and Exchange Sub, the date of incorporation of PubCo, SPAC Merger Sub or Exchange Sub, as applicable, and (ii) with respect to the Company, the date of incorporation of the Company.

“Registration Shares” shall have the meaning set forth in Section 8.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 8.1(a)(i).

“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Related Parties” shall mean, with respect to a Person, such Person’s Affiliates and such Person’s and such Affiliates’ respective former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of the foregoing Persons’ respective successors and assigns.

“Representatives” shall mean, with respect to any Person, such Person’s controlling shareholders, controlling stockholders, directors, officers, managers, employees, agents, advisors and other representatives.

“Revenue Threshold” shall have the meaning set forth in Section 3.5.

“Sanctioned Country” shall mean, a country or territory which is itself the subject or target of comprehensive Sanctions administered and enforced by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (at the time of this Agreement, Cuba, Iran, North Korea, and Syria, as well as the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” shall mean any Person that is subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list of maintained by the United States (including through OFAC, the U.S. Department of Commerce or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom, (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including through OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” shall mean any actual or reasonably suspected (i) breach of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of any Company IT Systems, (ii) unauthorized acquisition, loss, theft or Processing of any data or information or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any Company IT Systems, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such incident or breach triggers any notice or reporting obligations under applicable Legal Requirements.

“Share Swap” shall have the meaning set forth in Section 2.1(b).

“Share Swap Agreement” shall have the meaning set forth in Section 9.3(h).

“Share Swap Consideration” shall mean the number of PubCo Ordinary Shares equal to the quotient of the Equity Value divided by $10.00

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Balance Sheet” shall have the meaning set forth in Section 6.6(b).

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall mean “Business Combination” as defined in SPAC Governing Documents.

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 8.12(a).

“SPAC D&O Tail” shall have the meaning set forth in Section 8.12(b).

“SPAC Disclosure Letter” shall have the meaning set forth in the Preamble to Article VI.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of SPAC; or (b) the ability of any of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), individually or in the aggregate, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur, or be deemed to constitute a SPAC Material Adverse Effect pursuant to clause (a): (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies or other natural or man-made disasters; (iii) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any other Governmental Entity after the date of this Agreement; (iv) changes in GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (v) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities, banking or financial markets (including changes in interest or exchange rates); (vi) events or conditions generally affecting the industries and markets in which SPAC operate; (vii) any actions or inactions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of PubCo, Exchange Sub or the Company; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iii), (iv), (v) or (vi) above disproportionately and adversely affect the business, assets, financial condition or results of operations of SPAC, taken as a whole, relative to similarly situated companies in the industries in which any of SPAC conduct their respective operations, then such impact shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate and adverse effect on SPAC. Notwithstanding the foregoing, the amount of any SPAC Shareholder Redemptions, or the failure to obtain SPAC Shareholder Approval shall not be deemed a SPAC Material Adverse Effect; provided that the foregoing shall not prevent a determination that the underlying facts and circumstances resulting in such redemptions has resulted in a SPAC Material Adverse Effect.

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC Right” shall mean a right entitling the holder thereof to receive one-tenth of one SPAC Share upon the consummation by SPAC of a SPAC Business Combination.

“SPAC SEC Reports” shall have the meaning set forth in Section 6.6(a).

“SPAC Shareholder Approval” shall mean the approval of SPAC Shareholder Matters as set out in Section 8.1(a)(i), in each case in accordance with applicable Legal Requirements, the Proxy Statement and SPAC Governing Documents.

“SPAC Shareholder Matters” shall have the meaning set forth in Section 8.1(a)(i).

“SPAC Shareholder Redemption” shall have the meaning set forth in Section 8.1(a)(i).

“SPAC Shareholders” shall mean shall have the meaning set forth in Recitals hereto.

“SPAC Shares” shall have the meaning set forth in the Recitals hereto.

“SPAC Sponsor” shall mean Mountain Crest Global Holdings LLC, a Delaware limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 12.15.

“SPAC Units” shall mean equity securities of SPAC each consisting of one SPAC Share and one SPAC Right.

“Special Meeting” shall have the meaning set forth in Section 8.1(b).

“Special Meeting Date” shall mean original date that the Special Meeting is scheduled to be held prior to postponements or adjournments thereof, if any.

“Special Meeting Form 8-K” shall have the meaning set forth in Section 8.3(c).

“Sponsor Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Swapping Shareholders” shall have the meaning set forth in Section 3.2(a).

“Tax” or “Taxes” shall mean: any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security, recapture, net worth, employment, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies, fees and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trade Secrets” shall mean any and all trade secrets (and rights in technology, discoveries and improvements, inventions (whether or not patentable), Software, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable).

“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof and any common law rights with respect thereto.

“Transaction Agreements” shall mean this Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreements, the Registration Rights Agreement, the Share Swap Agreement, the Lock Up Agreement, the PubCo A&R Charter, the Joinder Agreement, the Confidentiality Agreement and all other agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” shall mean, without duplication, (a) all out-of-pocket fees, costs and expenses paid or payable by a Party (whether or not billed or accrued for) prior to and through the Closing Date as a result of or in connection with the negotiation, preparation, and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) with respect to the Company only, all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of the Company solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) all out-of-pocket fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers or any other consultants and public relations firms, payable by a Party in connection with the consummation of the Transactions (including, with respect to SPAC only, the deferred underwriting compensation paid in accordance with the IPO Underwriting Agreement to the underwriters named therein); (d) all out-of-pocket costs, fees and expenses related to the Company D&O Tail and SPAC D&O Tail (with respect to SPAC only); (e) Transfer Taxes; and (f) all out-of-pocket filing costs, fees and expenses payable by a Party to any Governmental Entity in connection with the Transactions, including the SEC and Nasdaq.

“Transactions” shall mean the transactions contemplated by this Agreement and the Transactions Agreements, including the SPAC Merger and the Share Swap.

“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration, excise, acquisition, property, recording, value added and other such similar Taxes and fees, including, for the avoidance of doubt, any Korean securities transaction Tax, that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 6.12(a).

“Trust Agreement” shall have the meaning set forth in Section 6.12(a).

“Trust Termination Letter” shall have the meaning set forth in Section 8.5.

“Unit Separation” shall have the meaning set forth in Section 3.1(a).

“Unvested Company Option” shall mean each Company Option outstanding immediately prior to the Merger Effective Time that is not a Vested Company Option.

“Vested Company Option” shall mean each Company Option outstanding immediately prior to the Merger Effective Time that is vested in accordance with its terms as of immediately prior to the Merger Effective Time or will vest solely as a result of the consummation of the Transactions.

“Waiving Parties” shall have the meaning set forth in Section 12.15.

“Willful Breach” shall mean, with respect to any Person and any agreement to which such Person is a party, such Person’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Person with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such covenant or agreement.

ARTICLE II
THE SPAC MERGER AND THE SHARE SWAP

2.1 Transactions.

(a) SPAC Merger. In order to facilitate the formation of PubCo, a legacy Company Shareholder (the “Initial PubCo Shareholder”) will contribute $0.0001 to PubCo in exchange for all of the issued share capital in PubCo (the “Initial PubCo Interest”). Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, and in accordance with the applicable provisions of the Companies Act and the Delaware General Corporation Law (the “DGCL”), (i) SPAC Merger Sub and SPAC will consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub will cease and SPAC shall continue as the surviving company (sometimes referred to herein for the periods at and after the Merger Effective Time as the “Surviving CBL Company”), and a wholly owned subsidiary of PubCo (the “SPAC Merger”), and (ii) the Initial PubCo Interest shall be automatically converted into and exchanged into the right of the Initial PubCo Shareholder to receive an aggregate of $0.0001 in cash pursuant to Section 3.1(e) (the “Initial PubCo Interest Redemption Amount”).

(b) Share Swap. Upon the terms and subject to the conditions set forth in this Agreement and the Share Swap Agreement, (i) at the Merger Effective Time, Exchange Sub shall subscribe for and PubCo shall issue the Share Swap Consideration to Exchange Sub as the consideration for Share Swap subject to release to Company Shareholders at Closing, and (ii) at the Merger Effective Time, each Company Shareholder shall sell, transfer, convey, assign and deliver all of the Company Common Shares it holds to Exchange Sub in exchange for the right to receive the number of PubCo Ordinary Shares required to be paid to such Company Shareholder pursuant to this Section 2.1(b) and the Share Swap Agreement, and (iii) as soon as practically possible after the Closing Date and in compliance with the Share Swap Agreement, the Exchange Sub shall distribute all of the Company Common Shares it receives from the Company Shareholders pursuant to the preceding clause (ii) to PubCo, and shall distribute Share Swap Consideration to Company Shareholders in accordance with Section 3.4 (the “Share Swap”).

(c) Intended U.S. Tax Treatment. The Parties hereto hereby agree and acknowledge that for U.S. federal income Tax purposes, it is intended that (a) the SPAC Merger and Share Swap, taken together, shall be treated as a contribution governed by Section 351 of the Code and the Treasury Regulations thereunder and (b) the SPAC Merger shall not subject holders of SPAC Common Stock to tax under Section 367 of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Transactions that does not enter into a five-year gain recognition agreement (“GRA”) pursuant to United States Treasury Regulations Section 1.367(a)-8(c))) ((a) and (b), together, the “Intended U.S. Tax Treatment”). To the extent permitted under applicable Law, (i) the parties intend that the SPAC Merger also qualify as a “reorganization” under Section 368(a) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the SPAC Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, as well as an integrated plan of formation and combination among various constituent parties pursuant to Section 351 of the Code and the Treasury Regulations thereunder.

2.2 Merger Effective Time.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the SPAC Merger to be consummated by filing a Certificate of Merger, in the form to be mutually agreed upon by Parties (the “Certificate of Merger”), with the Secretary of the State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the time of such filings, or such other time as the Parties may agree in writing and specify in the Certificate of Merger shall be the date on which the SPAC Merger becomes effective (such date and time as the SPAC Merger becomes effective being the “Merger Effective Time”).

(b) At the Merger Effective Time, the effect of the SPAC Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights and privileges of each of SPAC, and SPAC Merger Sub shall vest in the Surviving CBL Company and all debts, liabilities, obligations and duties of each of SPAC and SPAC Merger Sub shall become debts, liabilities, obligations and duties of the Surviving CBL Company.

(c) At the consummation of the Transactions, the Governing Documents of PubCo shall be amended and restated in the form agreed between SPAC and the Company (the “PubCo A&R Charter”) until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(d) From and after the consummation of the Transactions, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the PubCo A&R Charter, the board of directors of PubCo shall be comprised of seven (7) directors, five (5) of which shall be the directors set forth on Section 2.2(d) of the Company Disclosure Letter, and the remaining two (2) independent directors (as defined by Nasdaq and Rule 10A-3 promulgated under the Exchange Act) shall be designated by the Company, subject to SPAC’s reasonable consent in writing and, to the extent necessary, shall satisfy Nasdaq (or such other public stock market or exchange in the United States as may be agreed by the Company and SPAC) diversity requirements. The officers of PubCo shall be designated by the Company in writing.

(e) The Parties shall take all actions necessary to ensure that the name of PubCo and the Company immediately following the Closing is that which is reasonably agreed to by the Company and SPAC.

2.3 Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which, subject to Section 8.4, will be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

ARTICLE III
CLOSING TRANSACTIONS

3.1 Effect of Merger on SPAC. At the Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, PubCo or any holder of any SPAC Shares:

(a) SPAC Units. Each SPAC Share and each SPAC Right comprising each issued and outstanding SPAC Unit immediately prior to the Merger Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one SPAC Share and one SPAC Right.

(b) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC as treasury shares or any wholly owned subsidiary of SPAC immediately prior to the Merger Effective Time shall automatically be canceled, and no PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the Merger Effective Time (except for shares being cancelled pursuant to Section 3.1(b) and assuming consummation of the Unit Separation) shall be converted into and shall for all purposes represent only the right to receive one issued, fully paid and non-assessable PubCo Ordinary Share. As of the Merger Effective Time, all of SPAC Shares shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right of such holders (other than for holders of SPAC Shares being cancelled pursuant to Section 3.1(b)) to receive the same number of PubCo Ordinary Shares, in accordance with this Section 3.1 and otherwise as expressly provided herein.

(d) Treatment of SPAC Rights. Each SPAC Right that is issued and outstanding immediately prior to the Merger Effective Time (assuming consummation of the Unit Separation) shall be automatically converted into the number of PubCo Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the consummation of a SPAC Business Combination in accordance with SPAC’s Governing Documents and the final prospectus of SPAC, dated as of November 21, 2021 (File No. 333-260124), into SPAC Shares, but for such purposes treating it as if such SPAC Business Combination had occurred immediately prior to the Merger Effective Time, and SPAC Shares issued upon conversion of such SPAC Right had then automatically been converted into PubCo Ordinary Shares in accordance with Section 3.1(c); provided that if a holder of a SPAC Right does not hold ten rights or integral multiples thereof, such SPAC Rights shall be cancelled and no fractional SPAC Shares shall be issued. As of the Merger Effective Time, all SPAC Rights shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of SPAC Rights shall thereafter cease to have any rights with respect thereto, except the right to receive PubCo Ordinary Shares in accordance with this Section 3.1 and otherwise as expressly provided in this Agreement.

(e) Cancellation of PubCo Shares. Each share of PubCo that is issued and outstanding immediately prior to the Merger Effective Time (which shall consist solely of the Initial PubCo Interest) shall be automatically converted into and exchanged for the right to receive its pro rata portion of the Initial PubCo Interest Redemption Amount. Promptly following the Merger Effective Time, PubCo shall pay the Initial PubCo Interest Redemption Amount to the Initial PubCo Shareholder prior to the Merger Effective Time in accordance with written instructions provided thereby.

3.2 Effect of Share Swap on the Company. At or immediately before the Closing, by virtue of the Share Swap and without any action on the part of the Company or the Company Shareholders:

(a) Transfer of Company Common Shares. The representative director of the Company shall effect the transfer and conveyance of all Company Common Shares held by the Company Shareholders immediately prior to the Merger Effective Time (“Swapping Shareholders”) to Exchange Sub to be held at the Exchange Agent, subject to release to PubCo on Closing pursuant to Section 3.4(c) below, in each case, free and clear of any claims or interest of any person previously entitled thereto, with such transfer and conveyance and such exchange evidenced by the Share Swap Agreement and the general shareholder meeting minutes evidencing the Company Shareholder Approval.

(b) Conversion of Rights to Company Common Shares. The right to each Company Common Share held by Swapping Shareholders shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable PubCo Ordinary Shares equal to the Company Exchange Ratio.

3.3 Treatment of Company Options and Company Warrants.

(a) Prior to the Closing, the Company Board shall adopt such resolutions and use its reasonable best efforts to take such other actions permitted under applicable law or the terms of the Company Options as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Merger Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of PubCo Ordinary Shares (rounded down to the nearest whole share), determined by multiplying the number of Company Common Shares subject to such Company Option as of immediately prior to the Merger Effective Time by the Company Exchange Ratio, at an exercise price per Company Common Share (rounded up to the nearest whole cent) equal to (x) the exercise price per Company Common Share of such Company Option divided by (y) the Company Exchange Ratio (a “Converted Stock Option”).

(b) Prior to the Closing, the Company Board shall adopt such resolutions and use its reasonable best efforts to take such other actions permitted under applicable law or the terms of the Company Warrants as may be required to adjust the terms of all Vested Company Warrants and Unvested Company Warrants as necessary to provide that, at the Merger Effective Time, each Company Warrant shall be converted into a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such Company Warrant, the number of PubCo Ordinary Shares (rounded down to the nearest whole share), determined by multiplying the number of Company Common Shares subject to such Company Warrant as of immediately prior to the Merger Effective Time by the Company Exchange Ratio, at an exercise price per Company Common Share (rounded up to the nearest whole cent) equal to (x) the exercise price per Company Common Share of such Company warrant divided by (y) the Company Exchange Ratio (a “Converted Warrant”).

(c) At the consummation of the Share Swap, PubCo shall assume all obligations of the Company under the applicable equity incentive plan in respect of each outstanding Converted Stock Option and Converted Warrant and the agreements evidencing the grants thereof.

3.4 Issuance of PubCo Ordinary Shares.

(a) Exchange Agent. Following the date hereof and prior to the Merger Effective Time, PubCo and Exchange Sub shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Transactions, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to receive the Share Swap Consideration and to make the distributions contemplated by Section 3.1(d), Section 3.1(e) and Section 3.2(b).

(b) SPAC Merger. At the Closing, and in accordance with the procedures to be agreed upon with the Exchange Agent, PubCo shall issue to each SPAC Shareholder the number of PubCo Ordinary Shares to which such SPAC Shareholder is entitled in respect of its SPAC Shares and SPAC Rights, if any, pursuant to Section 3.1.

(c) Share Swap.

(i) As soon as reasonably practicable following receipt of the Share Swap Consideration from PubCo (which shall be issued by PubCo to the Exchange Sub at or immediately prior to the Merger Effective Time), Exchange Sub shall deposit or cause to be deposited the Share Swap Consideration in trust with the Exchange Agent for the benefit of the Swapping Shareholders and distribution in accordance with this Section 3.4(c).

(ii) As promptly as practicable following the Merger Effective Time and in compliance with the Share Swap Agreement, Exchange Sub shall cause the Exchange Agent to distribute therefrom the number of PubCo Ordinary Shares required to be paid to such Swapping Shareholder pursuant to Section 3.2(b) in respect of such Swapping Shareholder’s Company Common Shares in accordance with the Closing Payments Schedule.

(iii) As promptly as practicable following the Closing Date and in compliance with the Share Swap Agreement, the Exchange Sub shall cause the Exchange Agent to distribute therefrom Swapping Shareholders’ Company Common Shares (it received pursuant to Section 3.2(a) above) to PubCo.

(d) Certain Adjustments. The number of PubCo Ordinary Shares that each Person is entitled to receive as a result of the SPAC Merger or the Share Swap and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution (including any dividend or distribution of securities convertible into SPAC Shares or PubCo Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Shares, SPAC Shares or PubCo Ordinary Shares, as applicable, occurring during the Interim Period.

3.5 Earnout. If based on the Company’s audited financial statements for the fiscal year ending December 31, 2026, the Company shall have revenues during such fiscal year as reported on such financial statements equal to or greater than $42,700,000 (USD) (the “Revenue Threshold”), PubCo shall issue as promptly as practicable to each Earnout Recipient, such number of PubCo Ordinary Shares equal to such Earnout Recipient’s Earnout Pro Rata Portion of Earnout Shares. Until properly issued, no Company Shareholder shall have any rights to the Earnout Shares, including voting rights or rights to dividends, interest payments or other distributions of any kind made in respect of the Earnout Shares. In the event that the Revenue Threshold is not achieved, none of the Earnout Shares shall be issued and no party shall have any claim to any Earnout Shares not issued.

3.6 Closing Calculations. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet in form and substance agreed to by the Company and SPAC (the “Closing Payments Schedule”), prepared by the Company in good faith (a) including all calculations and information necessary to effect the conversions and make the distributions contemplated by Section 3.3, Section 3.4 and Section 3.9 and (b) detailing the Company’s calculations of, and quantifying in reasonable detail, the following:

(i) the Share Swap Consideration;

(ii) the Company Exchange Ratio; and

(iii) the number of Converted Stock Options and Converted Warrants required to be issued at the Closing pursuant to Section 3.3.

SPAC and its Representatives shall have a reasonable opportunity, during normal business hours, to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist and cooperate with SPAC and its Representatives in their review of the documentation and shall consider in good faith SPAC’s comments (stating in reasonable detail its objections) to the Closing Payments Schedule. The SPAC and Company shall work in good faith to resolve any disputes in relation to such comments, and solely to the extent any adjustments are agreed between the Company and SPAC and made to the Closing Payments Schedule prior to the Closing in accordance with this Section 3.6, such adjusted Closing Payments Schedule shall be final and binding on all Parties and shall thereafter become the Closing Payments Schedule for all purposes of this Agreement. The Closing Payments Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. Exchange Agent shall, to the fullest extent permitted by applicable Legal Requirements, be entitled to rely fully on the information set forth in the Closing Payments Schedule, including in respect of fulfilling any applicable obligations under Section 3.4(c), absent manifest error.

3.7 Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a PubCo Ordinary Share shall be issued by virtue of the SPAC Merger, the SPAC Rights, the Share Swap or the Earnout contemplated by Section 3.6, and any Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such Person) shall receive from PubCo, in lieu of such fractional share: (i) one PubCo Ordinary Share if the aggregate amount of fractional PubCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no PubCo Ordinary Share if the aggregate amount of fractional PubCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

3.8 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, SPAC, the Company, PubCo, Exchange Sub and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment (and any other amounts treated as consideration for purposes of applicable Legal Requirements) as required by applicable Legal Requirements (as reasonably determined and subject to the requirements of this Section 3.8). If any such deduction or withholding is so required (other than compensatory payments to service providers of the Company), the applicable withholding agent shall use reasonable best efforts to provide the applicable party a reasonable opportunity to provide documentation establishing exemptions from or reductions of any such deduction or withholding, and shall reasonably cooperate with the applicable party to reduce or eliminate any applicable deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, and (ii) be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company in connection with the Share Swap treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

3.9 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest PubCo following the Transactions with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and of the Company, the officers and directors (or their designees) of the Company, PubCo, Exchange Sub, SPAC Merger Sub and SPAC, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter to this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC with respect to the representations and warranties contained in this Article IV as follows:

4.1 Organization and Qualification. The Company is (a) a corporation duly formed, validly existing and in good standing (or the equivalent thereof, to the extent such concept exists) under Korean law and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

4.2 Company Subsidiaries. The Company does not have any direct or indirect Subsidiaries or participations in joint ventures or other entities, or owns, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.

4.3 Capitalization of the Company.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Common Shares owned by the Company Shareholders and (iii) the number of Company Common shares that are reserved for future issuance pursuant to outstanding Company Options or Company Warrants.

(b) Except as disclosed in Section 4.3(b) of the Company Disclosure Letter and Company Options, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, including any such rights granted to any employees, consultants or directors of the Company, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of its equity securities any evidence of indebtedness, to repurchase or redeem any of its securities or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Common Shares. Except for any dividends or distributions declared prior to the date of this Agreement and reflected in the Interim Financial Statements, the Company has not declared or paid any dividends or distributions with respect to any Company Common Shares since June 30, 2022 and has not made any other dispositions or payments of any nature to any of its Related Parties.

(c) Section 4.3(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of Company Common Shares that are subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option (if any); and (vi) the date on which such Company Option expires. No Company Option was granted to any US taxpayers with an exercise price per share less than the fair market value of the underlying Company Options as of the date such Company Option was granted. All Company Common Shares that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Company has no outstanding commitments to grant additional Company Options. No Company Common Shares are subject to vesting as of the date hereof.

(d) Except as disclosed in Section 4.3(d) of the Company Disclosure Letter, all issued and outstanding Company Common Shares or share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued or transferred in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right created by statute, the Governing Documents of the Company or any applicable agreement to which the Company is a party and (iii) have been offered, or transferred, sold and issued in compliance in all material respects with applicable Legal Requirements and the applicable Governing Documents of the Company.

(e) No outstanding Company Common Shares or share capital, shares of capital stock, limited liability company interests and equity interests of the Company are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by the Company.

(f) All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of the Company were undertaken in compliance with the applicable Company’s Governing Documents then in effect, any applicable agreement to which the applicable Company was a party and in compliance with applicable Legal Requirements.

(g) Except as disclosed in Section 4.3(g) of the Company Disclosure Letter, or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(h) Except in connection with the Company Options or as provided for in this Agreement, no shares, shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i) Except for the Indebtedness set forth in Section 4.3(i) of the Company Disclosure Letter, the Company (i) does not have any Indebtedness for borrowed money and (ii) has not have availed itself of any loan, grant or other payment from any Governmental Entity.

4.4 Authority Relative to this Agreement.

(a) The Company has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and each Transaction Agreement that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly and validly authorized by all requisite action on the part of the Company, and, except for receipt of the Company Shareholder Approval and the approvals described in Section 4.5(b), no other company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to which it is a party. This Agreement and the other Transaction Agreements to which it is a party have been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other Persons parties hereto or thereto, constitute (or will constitute, upon execution thereof, as applicable) the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the Company Shareholder Approval, and assuming that the consents, approvals, orders, authorizations, filings, notices or permits referred to in Section 4.5(b) are duly and timely made or obtained, the execution and delivery by each of the Company Parties, as applicable, of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by it will not, and the consummation of the Transactions by it will not: (i) conflict with or result in a violation or breach of or default under any provision of any of its Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) or require consent of third parties under, or impair any of its rights or, in a manner adverse to it, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of it pursuant to, any applicable Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, the execution and delivery of this Agreement, or the other Transaction Agreements to which it is a party, by each of the Company, Exchange Sub and PubCo, as applicable, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for the consents, approvals, authorizations and permits set forth on Section 4.5(b) of the Company Disclosure Letter; (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company, Exchange Sub or PubCo, as applicable, is qualified to do business.

4.6 Compliance; Approvals.

(a) Except as disclosed in Section 4.6(a) of the Disclosure Letter, the Company has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business and assets, except for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to be material to the Company. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by the Company since the Reference Date.

(b) (i) Each of the Company, Exchange sub and PubCo, as applicable, is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it currently owns, operates or leases and to carry on its applicable business as it is now being conducted and (ii) each such Approval held by the Company, Exchange Sub and PubCo, as applicable, is valid, binding and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company, Exchange Sub or PubCo, as applicable. None of the Company, Exchange Sub and PubCo, as applicable, (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company, Exchange Sub or PubCo, as applicable.

4.7 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2023 and December 31, 2023, and the consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Audited Financial Statements”), and (ii) the unaudited standalone balance sheet of the Company as of June 30, 2024, and the standalone statement of income (loss) for the six months ended June 30, 2024 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (w) present fairly, in all material respects, the financial position of the Company, as at the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to be material to the Company) and the absence of footnotes); (x) were derived from and accurately reflect in all material respects, the books and records of the Company in all cases except as may be indicated in the notes thereto and subject to the absence of footnotes and similar presentation items therein and normal year-end adjustments; and (y) were prepared in conformity with KIFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and all applicable Legal Requirements.

(b) The PCAOB Financial Statements to be delivered by the Company as promptly as practicable following the date hereof in accordance with Section 8.18, when so delivered, will (i) have been prepared in accordance with the books and records of the Company, (ii) present fairly, in all material respects, the financial position of the Company as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and all applicable Legal Requirements, (iv) in the case of audited financial statements, have been audited in accordance with the standards of the PCAOB, and (v) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X), for inclusion in the Proxy Statement and the Registration Statement.

(c) The Company has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that accounts, notes and other receivables are recorded accurately. The Company has not identified or received any written notice alleging any fraud, whether or not material, that involves the management or other employees of the Company that have a significant role in the internal controls over financial reporting of the Company.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.8 No Undisclosed Liabilities. Except as disclosed in Section 4.8 of the Company Disclosure Letter, the Company does not have any liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with KIFRS, or applicable Legal Requirements, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction or the negotiation, preparation or execution of this Agreement or any other Transaction Agreements; or (d) arising under the terms of any Contract binding upon any the Company disclosed in the Disclosure Letter (for the avoidance of doubt other than as a result of breach thereof).

4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including actions taken in respect of the negotiation and execution thereof), since the date of the Interim Financial Statements through the date of this Agreement, each the Company has operated, its principal business in the ordinary course of business in all material respects and there has not been (i) any Company Material Adverse Effect or (ii) any action taken or agreed upon by the Company that would be prohibited by Section 6.1, if such action were taken on or after the date hereof without the consent of SPAC.

4.10 Litigation.

(a) Except as disclosed in Section 4.10 of the Company Disclosure Letter, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or any investigation, against the Company or any of its properties or assets, or any of the directors, managers or officers of the Company with regard to its actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination, investigation or enforcement by any Governmental Entity against the Company or any of its properties or assets, or any of the directors, managers or officers of the Company with regard to its actions as such and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or, to the Knowledge of the Company, threatened Legal Proceeding or, investigation, by the Company against any third party; (d) no settlement or similar agreement that imposes any obligation, restriction or penalty on the Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or any of the directors, managers or officers of the Company with regard to its actions as such.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other plan, agreement, program, policy or other arrangement (other than any standard form employment agreement, or any statutory plan, agreement, program, policy or other arrangement that is required to be maintained under applicable law or by any Governmental Entity), under which (i) any current or former employee, officer, director or individual independent contractor of the Company (the “Company Employees”) has any present or future right to compensation or benefits of any kind and which are contributed to, required to be contributed to or sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability (each, an “Employee Benefit Plan”).

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to SPAC copies of each Employee Benefit Plan and any funding instrument relating to such plan.

(c) Except as disclosed in Section 4.11(c) of the Company Disclosure Letter, (i) each Employee Benefit Plan is and has been in compliance, in all material respects, with its terms and all applicable Legal Requirements; and (ii) all contributions, premiums and other payments required to be made with respect to any Employee Benefit Plan on or before the date hereof have been timely made in all material respects and all obligations in respect of each Employee Benefit Plan as of the date hereof have been accrued and reflected in all material respects in the Company’s financial statements to the extent required by KIFRS or the applicable accounting standard. Each Employee Benefit Plan required to be registered has been registered with any Governmental Entity and has been so timely registered in good standing with applicable Governmental Entities in all material respects. Each Employee Benefit Plan intended to receive favorable Tax treatment under applicable Legal Requirements has been qualified or similarly determined to satisfy the requirements of such applicable Legal Requirements, in all material respects. Except as disclosed in Section 4.11(c) of the Company Disclosure Letter, no Employee Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities. No act or omission has occurred with respect to any Employee Benefit Plan that has subjected or could subject the Company to any material liability under applicable Legal Requirements (other than the payment of benefits in accordance with the applicable Employee Benefit Plan terms). The Company has not incurred any material obligation in connection with the termination of, or withdrawal from, any Employee Benefit Plan.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereunder or under the other Transaction Agreements will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration of time or vesting of any employee benefits or any loan forgiveness, (ii) result in any material payment (including severance pay, unemployment compensation, bonus or otherwise) becoming due to any Company Employee, (iii) increase in any material respect any benefits or compensation otherwise payable to any Company Employee, or (iv) require the Company to fund any material amount or benefit under any Employee Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b) (1) of the Code, any excise Tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(f) As of the date hereof, there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan except as disclosed in Section 4.11(f) of the Company Disclosure Letter.

(g) No Employee Benefit Plan provides, and the Company does not have any material obligation to provide post-retirement or post-termination health care or other welfare benefits.

4.12 Labor Matters.

(a) Except as stated in Section 4.12(a) of the Company Disclosure Letter, the Company is not a party to any collective bargaining agreement or other agreement with a labor organization, works council or other employee representative body and no current employee of the Company is represented by any labor union, works council, or other employee representative body with respect to his or her employment with the Company. No labor union, works council, other employee representative body, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity or applicable labor tribunal and, to the Knowledge of the Company, there have been no union organizing activities or similar representational activities involving employees of the Company.

(b) Except as would not be material to the Company taken as a whole, (i) (A) there are no activities or proceedings of any labor organization to organize any Company Employees and (B) there is no, and there has been no material labor dispute or strike, slowdown, picketing, concerted refusal to work overtime, or work stoppage against the Company; (ii) there is no, and there has been no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, the Company that has been received by the Company asserting or alleging sexual harassment or sexual misconduct against any other current or former appointed executive officer or director of the Company involving or relating to his or her services provided to the Company; (iii) there are no material complaints, charges, investigations, claims or other actions against the Company pending or, to the knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirements, or employment practice of the Company; and (iv) the Company is in material compliance with all applicable Legal Requirements respecting labor, employment and employment practices.

(c) As of the date of this Agreement, no executive officer of the Company has given written notice of termination of his or her employment with the Company in connection with the consummation of the Transactions. The Company and, to the knowledge of the Company, each of its employees and consultants, are in compliance in all material respects with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between the Company and such individuals.

(d) The Company is not liable for any arrears of wages, amounts that the Company is legally required to withhold from its employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements, or penalties with respect thereto.

4.13 Real Property; Tangible Property.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by the Company. The Company has made available to SPAC true, correct, and complete copies of the deeds and other instruments in its possession by which the Company acquired such Company Owned Properties. The Company is the owner of each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Company does not own any real property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than the Company or pursuant to this Agreement, there are no parties in possession or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights to purchase or lease the Company Owned Properties or any material portion thereof or material interest therein.

(b) The Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties” and together with the Company Owned Properties, the “Company Properties”), free and clear of all Liens (other than Permitted Liens). Each of the leases in respect of any Company Leased Property to which the Company is a party as of the date hereof, including all amendments and modifications thereof and together with all material agreements related thereto is set forth in Section 4.13(b) of the Company Disclosure Letter (collectively, the “Company Real Property Leases”), and is in full force and effect as of the date hereof, with rights to exclusive possession and quiet enjoyment except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases. The Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by the Company under any of the Company Real Property Leases and, to the Knowledge of the Company as of the date hereof, no other party is in breach or default thereof.

(c) The Company Leased Properties are suitable to allow the businesses of the Company to be operated as currently conducted in all material respects. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Properties, and (ii) the current use of the Company Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Person other than the Company has the right to use the Company Leased Properties, except as subleased by the Company pursuant to a written sublease, a true and correct copy of which has been delivered to SPAC and is listed on Section 4.13(c) of the Company Disclosure Letter.

(d) The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets reflected on the Interim Financial Statements (other than such assets disposed of in the ordinary course of business), free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on Section 4.13(d) of the Company Disclosure Letter. The tangible assets reflected on the Interim Financial Statements (together with the Intellectual Property rights and contractual rights) of the Company: (A) are adequate and sufficient for the operation of the businesses of the Company as currently conducted; (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put; and (C) are not used by the Company for any purpose other than the operation of the business of the Company.

4.14 Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Company and PubCo, as applicable, have been duly and timely filed (taking into account any ordinary course of business extension of time within which to file) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All Taxes payable by the Company and PubCo (whether or not shown on any Tax Return), as applicable, have been fully and timely paid (taking into account any applicable extensions properly applied for) in all respects, except with respect to Taxes being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with KIFRS.

(b) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s or PubCo’s Knowledge, as applicable, is there any) against the Company and PubCo, as applicable, which has not been paid or resolved.

(c) There are no ongoing or pending Legal Proceedings with respect to any amounts of Taxes of the Company. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company (other than ordinary course of business extensions of time to file Tax Returns).

(d) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company.

(e) The Company: (i) does not have any liability for the Taxes of another Person (other than the Company) as a result of (A) being a member of an affiliated, consolidated, combined, unitary or aggregate group or (B) as a result of being a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); or (ii) is not a party to nor bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes or agreements entered into solely between the Company).

(f) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Legal Requirements).

(g) The Company has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity.

(h) The Company is a tax resident only in its jurisdiction of incorporation. No claim has been made in writing, which claim has not been resolved, by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(i) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code since the Reference Date.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after the Closing Date nor, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, other than such items included in, nor excluded from, taxable income in the ordinary course of business.

(k) The Company has timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(l) The Company is not currently a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m) The Company has not knowingly taken any action, or is aware of any fact or circumstance that would reasonably be expected, to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither the Company nor any Company Subsidiary is aware of any plan or intention to cause PubCo or SPAC to be liquidated (for U.S. federal income tax purposes) following the Transactions. To the knowledge of the Company, no Company Shareholder has entered into, or has any current plan or intention to enter into, any Contract to dispose of any PubCo Ordinary Shares received in the Transactions.

(n) The Company has no plan or intention to cause SPAC or the Company to liquidate (for U.S. federal income tax purposes) following the Transactions.

(o) The Company and/or qualified subsidiaries of the Company have been engaged in an active trade or business outside of the United States for the entire 36-month period immediately before the Closing Date and have no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

(p) The PubCo Ordinary Shares to be received by the SPAC shareholders in connection with the SPAC Merger will, in the aggregate, represent less than fifty percent (50%) of each of the total voting power and the total value of the stock of PubCo following the Closing directly and indirectly, to the Knowledge of the Company applying the attribution rules of Section 318 of the Code (as modified by Section 958(b) of the Code, and taking into account the rules of Treasury Regulations Section 1.367(a)-3(c)(4)(iv) as applicable).

(q) Immediately after the SPAC Merger, less than fifty percent (50%) of each of the total voting power and the total value of the stock of the PubCo Ordinary Shares shall be owned (applying the attribution rules of Section 318 of the Code (as modified by Section 958(b) of the Code), and taking into account the rules of Treasury Regulations Section 1.367(a)-3(c)(4)(iv), as applicable), in the aggregate, by persons that (i) are officers or directors of SPAC or (ii) transferred SPAC Common Stock in connection with the SPAC Merger.

4.15 Environmental Matters.

(a) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(i) The Company is, and has been for the past three years, in compliance with applicable Environmental Laws as of the date of this Agreement;

(ii) The Company is, and has been for the past three (3) years, in compliance with, all permits, licenses and other authorizations required under applicable Environmental Laws as of the date of this Agreement;

(iii) The Company maintains all necessary records and data necessary for owning and operating its assets and business as it is presently conducted as required by applicable Environmental Law;

(iv) The Company is not a party to any unresolved or pending proceedings arising under applicable Environmental Laws;

(v) To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties or any properties previously owned or occupied by the Company that would reasonably be expected to result in the Company incurring any liabilities or obligations under Environmental Laws;

(vi) The Company has not received any unresolved or outstanding written notice from any Governmental Entity or any other Person alleging any non-compliance with applicable Environmental Laws by the Company or requiring the Company to conduct the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, other than those notices relating to investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances conducted on behalf of the Company’ customers or other third parties in the ordinary course of business;

(vii) To the Knowledge of the Company, no portion of any property currently owned, used, leased, or operated by the Company has been used by the Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, licenses or authorizations required by applicable Environmental Laws; and

(viii) The Company has not given or received any warranties or indemnities in respect of Environmental Laws.

(b) The Company has made available to SPAC copies of all material non-privileged environmental assessments, if any, (including any Phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Company and prepared in the past three years that are in the possession of the Company.

4.16 Brokers; Third Party Expenses. Except as disclosed in Section 4.16 of the Company Disclosure Letter, no Company Party has incurred, or will incur, directly or indirectly, have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any of the Transactions.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by the Company: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain name registrations (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”), (v) any Trademarks that are not registered or subject to an application for registration filed with a Governmental Entity and that are material to the business of the Company, and (vi) Company Software that is not registered or subject to an application for registration filed with a Governmental Entity that is material to the Company. All of the Company Registered Intellectual Property is subsisting and all of the registrations in the Company Registered Intellectual Property are, to the Knowledge of the Company, enforceable and valid and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property (other than pursuant to abandonment, lapse, cancellation, expiration or similar deliberate act or omission in the course of prosecution of any of the Company Registered Intellectual Property).

(b) The Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, including any such material Intellectual Property assigned to the Company by any employee of the Company, free and clear of all Liens. The Company has a license or otherwise possesses rights to use (as currently used by the Company) all other Intellectual Property used or held for use in the conduct of the businesses of the Company as currently conducted and the consummation of the Transactions will not (w) impair any rights under, or cause the Company to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which the Company grants any Person rights to use any Owned Intellectual Property, (x) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements, (y) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Licensed Intellectual Property, or (z) result in the loss or termination of any of the Company’ rights with respect to the Licensed Intellectual Property or Owned Intellectual Property.

(c) To the Knowledge of the Company, (i) the conduct of the businesses of the Company as currently conducted has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person and (ii) no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the material Owned Intellectual Property (and no such claims have been made in writing against any third party by the Company).

(d) Since the Reference Date, (i) there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, and the Company has not received any written notice from any Person pursuant to which any Person is: (x) alleging that the Company or the conduct of its business has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party; or (y) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than ordinary course prosecution correspondence); and (ii) none of the material Owned Intellectual Property is subject to any pending or outstanding Order that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e) No past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of the Company has any ownership rights in any material Owned Intellectual Property (other than the right to use such Owned Intellectual Property in the performance of their activities for the Company pursuant to a Contract with the Company). Each of the past and present directors, officers, partner, shareholder, quotaholder, manager, employees, consultants, service providers and independent contractors of the Company who are or were engaged in creating or developing any Owned Intellectual Property for the Company has executed and delivered a written agreement, pursuant to which such Person has: (x) if such Person has access to such information, agreed to hold all confidential and/or proprietary information of the Company (or of another Person and held by the Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (y) with respect to any such Intellectual Property that does not vest initially in the Company by operation of law, presently assigned to the Company all of such Person’s rights, title and interest in and to all such Intellectual Property (other than moral rights) created or developed for the Company in the course of such Person’s employment or retention thereby; and (z) to the extent moral rights arise in the applicable jurisdiction, agreed to waive (or not to assert against the Company) all moral rights such Person may have in any such work which such Person created or authored for the Company in the course of such Person’s employment or retention thereby. There is no uncured material breach by any such Person with respect to its obligation to assign any material Intellectual Property to the Company or to protect the material Trade Secrets of the Company under any such agreement.

(f) The Company has taken commercially reasonable steps to maintain and protect the confidentiality of all material confidential Owned Intellectual Property.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create, in whole or in part, any Owned Intellectual Property in any manner that gives any such person or entity any ownership or other rights in such Intellectual Property.

(h) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company own, lease, license or otherwise have the legal right to use all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment (collectively, “IT Systems”) used by the Company (collectively, the “Company IT Systems”), and such Computer IT Systems are sufficient in all material respects for the current needs of the Company. The Company has taken commercially reasonable actions designed to protect the security of the Company IT Systems owned by it (and all information stored or contained therein or transmitted thereby) against any Security Incident in all material respects.

(i) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company has since the Reference Date, implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities; and (ii) since the Reference Date, there have been no failures, breakdowns, or continued substandard performance of any such Company IT Systems that have not been remedied.

(j) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company has not incorporated any Open Source Software in, or used any Open Source Software in connection with, any Company Software in a manner that requires the contribution, distribution, licensing, attribution or disclosure to any third party of any portion of any source code for any such Company Software or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of the Company to any Person; and (ii) the Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software to which it is a party or otherwise bound.

(k) The Company has complied in all material respects with all Privacy Requirements. Since the Reference Date, the Company has at all times implemented commercially reasonable administrative, technical, physical and organizational safeguards designed to protect the security and integrity of the Company IT Systems and any Business Data, including utilizing commercially reasonable tools designed to prevent unauthorized access and the introduction of Disabling Devices. To the Knowledge of the Company, Company has not has inserted, and no other person has inserted or alleged to have inserted, any Disabling Device in any of the Company IT Systems. There have been no material Security Incidents; the Company has not provided or been legally or contractually required to provide any notices to any Person in connection with any material Security Incident; and the Company has not been subject to or received notice, request, claim, complaint, correspondence, or other communication from any Governmental Entity or other person regarding any material Security Incident or material violation of any Privacy Requirement, and, to the Knowledge of the Company, there is no reasonable basis for the same.

(l) The Company has all material rights to use the Business Data in the manner in which the Company uses such Business Data prior to the Closing Date.

4.18 Agreements, Contracts and Commitments.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Company shall mean each of the following Contracts to which a Company is a party as of the date hereof:

(i) any Contract or purchase commitment reasonably expected to result in future payments to or by the Company in excess of $250,000 (or its equivalent in another currency) per annum;

(ii) any Contract that purports to limit in any material respect (A) the localities in which the Company business may be conducted, (B) the Company from engaging in any line of business or (C) the Company from developing, marketing or selling products or services, including any business non-compete agreements;

(iii) any Contract memorializing any Interested Party Transactions (other than those employment agreements, confidentiality agreements, non-competition agreements (for the benefit of the Company) or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) providing for annual payments in an amount equal to or greater than $250,000 (or its equivalent in another currency) per annum;

(iv) any Contract that imposes obligation on the Company to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company;

(v) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement;

(vi) any Contract for or relating to any borrowing of money by or from the Company in excess of $250,000 (or its equivalent in another currency) per annum (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company);

(vii) any Contract: (A) providing for the grant of any preferential rights to purchase or lease any material asset of the Company; or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of the Company;

(viii) any Contracts relating to the sale of any operating business of the Company or the acquisition by the Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case for which the Company has any material outstanding obligations in excess of $100,000 (or its equivalent in another currency) per annum (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(ix) any collective bargaining agreement or other similar labor Contract with any labor union, labor organization, or works council;

(x) any Contract for the use by the Company of any tangible property where the annual lease or mandate payments are greater than $250,000 (or its equivalent in another currency) (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xi) any Contract under which the Company: (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property from any third party (other than Incidental Inbound Licenses) or (B) grants the right to use, or a covenant not to be sued under, any Owned Intellectual Property to any third party (other than Incidental Outbound Licenses);

(xii) any Contract that creates guarantees or Liens of any nature on the Company’s assets not in the ordinary course of business and in an amount equal or greater than $100,000 (or its equivalent in another currency); and

(xiii) any ongoing obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons and in an amount equal or greater than $250,000 (or its equivalent in another currency).

(b) Except for any Company Material Contract that has been terminated in accordance with the terms of this Agreement or terminates upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, be material to the Company, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto (as of the date hereof), is in breach of or in default under, and, to the Knowledge of the Company, no event has occurred as of the date hereof which with notice or lapse of time or both would become a breach of or default under, any Company Material Contract and to the Knowledge of the Company, no party to any Company Material Contract has given written notice in the last 12 months of any claim of any such breach, default or event, or has provided in the last 12 months any formal written notice of any intention to terminate or materially modify, any such Company Material Contract. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

4.19 Insurance. The Company maintains insurance policies or fidelity or surety bonds (collectively, the “Insurance Policies”) covering such risks in respect of its business and assets as are customarily carried by Persons conducting business in the ordinary course of business in the industries and geographies in which the Company operate, and such Insurance Policies are in full force and effect in all material respects. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Company business and operations as concurrently conducted, and sufficient to comply in all material respects with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by the Company with respect to any of the effective Insurance Policies. There is no pending material claim by the Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies (other than a customary reservation of rights notice). The premiums due with respect to such Insurance Policies have been timely paid.

4.20 Interested Party Transactions. (a) No officer or director of the Company, any of their respective immediate family members, or, any employee, officer, director or manager of the Company or any of their respective immediate family members, is indebted to the Company for borrowed money, nor is the Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of the Company, no officer, director, employee, manager or holder of equity or derivative securities of the Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any Company Material Contract (any such transactions in clauses (a) and (b), and for the avoidance of doubt, excluding the transactions described in clauses (i) through (viii), an “Interested Party Transaction”), in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with the Company; (iii) pursuant to any Employee Benefit Plan, or for other employee benefits made generally available to similarly situated Persons; (iv) related to any such Person’s ownership of Company Common Shares or other securities of the Company or such Person’s employment or consulting arrangements with the Company; (v) loans and other extensions of credit to officers and employees of the Company for travel, business or relocation expenses or other loans and other extensions of credit, which are, individually and in the aggregate, immaterial, made for employment-related purposes in the ordinary course of business; or (vi) as set forth in Section 4.20 of the Company Disclosure Letter. To the to the extent required by applicable Legal Requirements to be reflected, registered or accounted, all Interested Party Transactions have been duly reflected, registered and accounted in the Financial Statements.

4.21 Information Supplied. The information relating to the Company, Exchange Sub and PubCo to be supplied by or on behalf of the Company for inclusion in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company, Exchange Sub or PubCo with respect to the information that has been or will be supplied by SPAC or any of its Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

4.22 Anti-Bribery; Anti-Corruption. For the past five (5) years, neither the Company nor any of its directors, officers or, to the Knowledge of the Company, employees, Affiliates or any other Persons acting on its behalf, at the Company’s direction or for its benefit has, in connection with the operation of the business of the Company, directly or indirectly: (a) made, offered, authorized, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official or any other Person for the purpose of: (i) influencing any act or decision of such Government Official; (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature in violation of Anti-Corruption Laws; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or materially inaccurate books and records related to any of the foregoing; or (f) otherwise violated any applicable Anti-Corruption Laws. For the past five (5) years, neither the Company nor any of its directors, officers, or, to the Knowledge of the Company, any of its employees, Affiliates or any other Persons acting on their behalf, (i) is or has been the subject of an unresolved claim or unresolved allegation relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to any government official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Anti-Corruption Law. To the Knowledge of the Company, the Company has not employed or retained, directly or indirectly, a Government Official or any family member of a Government Official. To the Knowledge of the Company, no Government Official has, directly or indirectly, the right of control over, or any beneficial interest in, the Company. The Company maintains a system or systems of internal controls reasonably designed to (x) promote compliance with applicable Anti-Corruption Laws and (y) prevent and detect violations of applicable Anti-Corruption Laws.

4.23 International Trade; Sanctions; Anti-Money Laundering Laws.

(a) For the past five (5) years, the Company, its directors, officers and, to the Knowledge of the Company, the Company’s employees, Affiliates or any other Persons acting on their behalf, in connection with the operation of the business of the Company: (a) have been in compliance with all applicable Customs & International Trade Laws, including the Customs & International Trade Authorizations; (b) have, where legally required, obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Company, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws.

(b) None of the Company or its directors, officers and, to the Knowledge of the Company, employees, Affiliates, or any other Persons acting on its behalf is or has been in the past five (5) years a Sanctioned Person. In the past five (5) years, the Company and its directors, officers and, to the Knowledge of the Company, any of the Company’s Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Company, been in compliance with applicable Sanctions and Anti-Money Laundering Laws. For the past five (5) years, (i) no Company has engaged in any business with or involving, directly or indirectly, any Sanctioned Person or Sanctioned Country in violation of Sanctions, (ii) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against the Company or any of its directors, officers or, to the Knowledge of the Company, any of its Affiliates, employees or any other Persons acting on their behalf in connection with any actual or alleged violation of applicable Sanctions or Anti-Money Laundering Laws, (iii) there have been no actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity received by a Company with respect to the Company or any of its Affiliates’ compliance with applicable Sanctions or Anti-Money Laundering Laws and (iv) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions or Anti-Money Laundering Laws. The Company has in place controls and systems reasonably designed to promote compliance with applicable Sanctions and Anti-Money Laundering Laws.

4.24 Board Approval; Shareholder Vote. The Company Board, by resolutions duly adopted by vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has duly (a) determined that this Agreement and the other Transaction Agreements and the Transactions (including the SPAC Merger and the Share Swap) are fair to, advisable and in the best interests of the Company, and (b) approved this Agreement and the other Transaction Agreements and the Transactions and declared their advisability (the “Company Board Approval”). The Company Shareholder Approval is the only vote of the holders of Company Common Shares necessary to adopt this Agreement and the other Transaction Agreements and approve the Transactions (including the SPAC Merger and the Share Swap).

4.25 Company Products.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Products. All Company Products are, to the extent applicable, developed, tested, investigated, manufactured, prepared, packaged, tested, labeled, distributed, marketed and advertised in compliance in all material respects with the applicable Laws, including healthcare Laws.

(b) Since the Reference Date, the Company has not distributed any Company Products that were upon their shipment or offer for sale by the Company, adulterated or misbranded in violation of any Laws. The Company Products have not been seized, withdrawn, recalled, detained or subject to a suspension of research, manufacturing or distribution, and there are no facts or circumstances reasonably likely to cause (A) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Company Product or (B) a termination, seizure or suspension of researching, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have been material to the Company. As of the date of this Agreement, no Legal Proceedings seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the Knowledge of the Company, threatened against the Company.

(c) There is no Legal Proceeding pending, or to the Knowledge of the Company, threatened against the Company related to product liability for any Company Product.

4.26 Disclaimer of Other Warranties. EACH COMPANY PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY COMPANY PARTY OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM

RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OTHER THAN IN THE TRANSACTION AGREEMENTS. EACH COMPANY PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH COMPANY PARTY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND, IN MAKING ITS DETERMINATION, EACH COMPANY PARTY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST SPAC OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Exchange Sub and Merger Sub, when joined as parties to this Agreement, hereby jointly and severally represent and warrant to SPAC, the following:

5.1 Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, the DGCL or Korean Corporate Statutes, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The respective Governing Documents of PubCo, Exchange Sub and Merger Sub are in full force and effect.

5.2 Capitalization and Voting Rights.

(i) Capitalization. Upon incorporation, the authorized share capital of PubCo shall be US$1,000,000 consisting of 100,000,000 PubCo Ordinary Shares, of which one (1) PubCo Ordinary Share (the “PubCo Share”) will be issued and outstanding at such time. Upon formation, the Exchange Sub will have sufficient number of shares authorized to carry out its obligations pursuant to the Share Swap Agreement (the “Exchange Sub Share”). Upon formation, the authorized share capital of SPAC Merger Sub shall consist of 1,000 shares of common stock, par value US$0.01 per share, of which one (1) share of common stock (the “Merger Sub Share”) shall be issued and outstanding as of such date. The PubCo Share, the Exchange Sub Share and the SPAC Merger Sub Share, and any PubCo Ordinary Shares and shares of Exchange Sub and SPAC Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid and non-assessable (or equivalent status, to the extent that such concept exists), (ii) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Governing Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(ii) Except as set forth in Section 5.2(a), including any PubCo Ordinary Shares and shares of Exchange Sub and SPAC Merger Sub that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares or shares of capital stock of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares or shares of capital stock of, other equity securities in, or debt securities of any Acquisition Entity.

(iii) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Exchange Sub and SPAC Merger Sub and, as of the Closing Date, SPAC Exchange Sub and the Company. Neither Exchange Sub nor SPAC Merger Sub owns or controls, directly or indirectly, any interest in any company, corporation, partnership, limited liability company, association or other business entity.

5.3 Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party and the performance of all its obligations thereunder and the consummation of the Transactions contemplated hereby and thereby (including any board or shareholder approval, as applicable) have been duly and validly authorized, approved and taken, subject to the filing of the Transaction Documents and SPAC Merger Certificate. This Agreement and the other Transaction Agreements to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4 Non-Contravention. No Acquisition Entity is in material violation of any term of its respective Governing Documents or any applicable Laws. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Transaction Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Transaction Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Transaction Agreements and to consummate the Transactions.

5.5 Absence of Changes. Since the date of its incorporation (a) there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Transaction Agreements and to consummate the Transactions and (b) each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

5.6 Actions. (a) There are no Legal Proceedings pending or, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Transaction Agreements or to consummate the Transactions.

5.7 Brokers or Finders; Transaction Expenses. Except as set forth in Section 5.7 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

5.8 Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of SPAC Stockholder Meeting, SPAC Merger Effective Time and Combination Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, none of the Acquisitions Entities makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Common Stock.

5.9 Investment Company Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

5.10 Business Activities. Each Acquisition Entity was formed or incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Transaction Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation or incorporation.

5.11 Intended Tax Treatment. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Transaction Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no current plan or intention to liquidate SPAC or the Company (or to cause SPAC or the Company to liquidate for U.S. federal income tax purposes) following the Transactions.

5.12 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy Statement and Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (a) as set forth in the Disclosure Letter delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (b) as disclosed in SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement, excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SPAC hereby represents and warrants to the Company with respect to the representations and warranties contained in this Article VI as follows:

6.1 Organization and Qualification.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other Person.

(c) Governing Documents of SPAC are in full force and effect. SPAC is not in breach or violation of any of the provisions of its Governing Documents in any material respect.

6.2 Capitalization.

(a) As of the date of this Agreement: (i) 30,000,000 shares of SPAC Shares are authorized and 3,320,221 of such shares are issued and outstanding; (ii) 7,123,000 Rights to receive one-tenth (1/10) of one share of SPAC Shares (“SPAC Rights”) are outstanding. All outstanding SPAC Shares and SPAC Rights have been duly authorized, validly issued, fully paid and are non-assessable, are not subject to, nor have been issued or transferred in violation of, any applicable Legal Requirements, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and have been offered, or transferred, sold and issued in compliance in all material respects with applicable Legal Requirements and the SPAC’s Governing Documents..

(b) Except for SPAC Rights and SPAC Shares, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, other rights (contingent or otherwise), stock-based performance units, commitments or Contracts of any kind to which any SPAC Party is a party or by which it is bound obligating such SPAC Party to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. Except as set forth in the SPAC Governing Documents, SPAC does not have any commitment to repurchase or redeem any of its securities or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity interests of SPAC.

(c) Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

(d) SPAC does not have any Indebtedness as of the date hereof except as set forth on in Section 5.2(d) of the SPAC Disclosure Schedules.

(e) Except as provided for in this Agreement, no shares, shares of capital stock, warrants, options or other securities of SPAC are issuable and no rights in connection with any shares, warrants, options or other securities of SPAC accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

6.3 Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations under this Agreement and the other Transaction Agreements and to consummate the Transactions (including the SPAC Merger and the Share Swap) contemplated hereby and thereby. Subject to receipt of SPAC Shareholder Approval, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is (or will be) a party, and the consummation of the Transactions (including the SPAC Merger and the Share Swap) have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions. This Agreement and the other Transaction Agreements to which SPAC is (or will be) a party have been (or, in the case of any Transaction Agreement entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the Company and the other Persons parties thereto, constitute or will constitute, upon execution thereof, as applicable, the legal and binding obligations of SPAC enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

6.4 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of SPAC Shareholder Approval, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is (or will be) a party, nor the consummation of the Transactions, shall: (i) conflict with or violate or result in a breach of default of SPAC’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 6.4(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) violate, or result in any breach of, or constitute a default (that with or without notice or lapse of time or both) under, or impair any of its rights or, in a manner adverse to it, alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, modification, acceleration, suspension, revocation or cancellation under or of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts (including any of the terms, conditions or provisions thereunder), except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is (or will be) a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Section 6.4(b) of SPAC Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

6.5 Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business and assets. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to either SPAC Party has been pending or, to the Knowledge of SPAC, threatened. No written or, to the Knowledge of SPAC, oral notice, of non-compliance with any applicable Legal Requirements has been received by either SPAC Party. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval; or (b) has not received any written notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have, as applicable, a SPAC Material Adverse Effect.

6.6 SPAC SEC Reports and Financial Statements.

(a) Except as set forth in Section 6.6(a) of SPAC Disclosure Letter, SPAC has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and shall timely file or furnish all such forms, reports, schedules, statements and other documents required to be filed or furnished subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes- Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction, except as permitted by the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. SPAC SEC Reports did not at the time they were filed, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were (or will be) made, not misleading. The Certifications are, or will be, each true and correct in all material respects. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq, so long as copies thereof are publicly available.

(b) SPAC SEC Reports contain true and complete copies of the applicable SPAC financial statements. The financial statements and notes of SPAC contained or incorporated by reference in SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of SPAC and in accordance with: (i) GAAP; and (ii) all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) and, in the case of the audited SPAC financial statements, were audited in accordance with the standards of the PCAOB, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in SPAC SEC Reports. SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities set forth in or reserved against the most recent balance sheet contained in SPAC SEC Reports (the “SPAC Balance Sheet”), (i) liabilities incurred after the date of SPAC Balance Sheet in the ordinary course of SPAC’s business, (ii) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (iii) Liabilities arising under this Agreement and the other Transaction Agreements and/or the performance of SPAC of its obligations hereunder or thereunder, (iv) SPAC Transaction Expenses, and (v) obligations and liabilities reflected, or reserved against, in the financial statements of SPAC contained in SPAC SEC Reports or as set forth in Section 5.6(b) of SPAC Disclosure Letter.

(c) SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC, has received or otherwise had or obtained Knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the financial statements contained in SPAC SEC Reports or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to SPAC Board or any committee thereof or to any director or officer of SPAC.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of such SPAC Party.

6.7 Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by SPAC that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of the Company.

6.8 Litigation. Except as set forth on Section 6.8 of the SPAC Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC, as of the date of this Agreement, there is (and since its incorporation, there has been): (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding or any investigation, against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination, investigation or enforcement by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination, investigation or enforcement; (c) no pending or threatened Legal Proceeding or investigation by SPAC against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation or restriction or penalty on SPAC; (e) no notice from any counsel regarding disclosures filed by SPAC that could reasonably be expected to lead to a request for a “mootness” fee; and (f) no Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

6.9 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the accomplishment of a SPAC Business Combination. Except as set forth in SPAC Governing Documents, there is no Contract or Order binding upon SPAC or to which SPAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

(b) Except for this Agreement and the Transaction Agreements and the Transactions, SPAC does not have any material interests, rights, obligations or liabilities with respect to, and SPAC is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a SPAC Business Combination.

6.10 SPAC Contracts. Except as disclosed in SPAC SEC Reports, as of the date hereof, SPAC is not party to any Contract (other than nondisclosure agreements (containing customary terms) to which SPAC is a party that were entered into in the ordinary course).

6.11 SPAC Listing. SPAC Units, SPAC Common Stock and SPAC Rights are listed on Nasdaq, with trading tickers MCADU, MCAD and MCADR. Except as set forth on Schedule 6.11 of SPAC Disclosure Letter, there is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Units, SPAC Shares or SPAC Rights or to terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of SPAC Units, SPAC Shares or SPAC Rights under the Exchange Act.

6.12 Trust Account.

(a) As of date hereof, SPAC has at least $5,890,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of November 12, 2021, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental”), as trustee, for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with or without the giving of notice or the lapse of time (or both), would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and Continental that would cause the description of the Trust Agreement in SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and

(B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents. As of the date hereof, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened, with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by the Company Parties with their respective obligations hereunder with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. Upon consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the pre-Closing SPAC equityholders who have elected to redeem their SPAC Shares pursuant to SPAC Governing Documents, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or SPAC Governing Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.13 Taxes.

(a) All Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed (taking into account any ordinary course of business extension of time within which to file) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all respects. All income and other Taxes required, including any excise taxes due upon prior redemptions from the Trust Account, to be paid by SPAC (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions properly applied for) in all respects, except with respect to Taxes being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the SPAC’s Knowledge is there any) against SPAC which has not been paid or resolved.

(c) There are no ongoing or pending Legal Proceedings with respect to any amounts of Taxes of SPAC and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of SPAC (other than ordinary course of business extensions of time to file Tax Returns).

(d) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(e) SPAC has no liability for the Taxes of another Person as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes).

(f) SPAC has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Legal Requirements).

(g) SPAC has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Entity.

(h) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code since the Reference Date.

(i) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, other than such items included in, or excluded from, taxable income in the ordinary course of business.

(j) SPAC is and has since its formation been treated as a corporation for U.S. federal (and applicable state and local) income tax purposes.

(k) SPAC has not knowingly taken any action, or is aware of any fact or circumstance, that would reasonably be expected, to prevent the Transactions from qualifying for the Intended Tax Treatment.

(l) SPAC is a tax resident only in its jurisdiction of incorporation. No claim has been made in writing, which claim has not been resolved, by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(m) SPAC has timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

6.14 Information Supplied. The information supplied, or to be supplied, by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing thereof or when the Registration Statement is declared effective or the date the Proxy Statement is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, in the case of the Registration Statement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and in the case of the Proxy Statement, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by any Company Party or any of their respective Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

6.15 Employees; Benefit Plans. Other than as described in SPAC SEC Reports or Section 6.15 of SPAC Disclosure Letter, SPAC has, and has never had, any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC does not maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any material payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b) (1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

6.16 Board Approval; Shareholder Vote. SPAC Board (including any required committee or subgroup of SPAC Board) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of SPAC (as applicable), (c) made SPAC Recommendation, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption. Other than the approval of SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

6.17 Investment Act; Jobs Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.18 Affiliate Transactions. No Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders, warrant holders or other equity interest holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

6.19 Brokers. Except as set forth in Section 6.19 of SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions or similar charges to any broker, finder, investment banker, agent or other similar Person with respect to this Agreement or the Transactions.

6.20 Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, COMPANY PARTY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY COMPANY PARTY, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NO COMPANY PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY A COMPANY PARTY IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON BY OR ON BEHALF OF ANY COMPANY PARTY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY COMPANY PARTY, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY PARTIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 6.20, CLAIMS AGAINST A COMPANY PARTY WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

ARTICLE VII
CONDUCT PRIOR TO THE CLOSING DATE

7.1 Conduct of Business by the Company Parties. During the period from the date of this Agreement through the Closing Date (the “Interim Period”), except as contemplated by this Agreement or with the prior written consent of SPAC, each Company Party shall, (a) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (b) comply with all applicable Laws, (c) except for the Transactions, not enter into any material transactions, (d) preserve its goodwill, keep available the services of its officers and employees and (e) use commercially reasonable efforts to preserve its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, during the Interim Period, the Company, and each other Company Party agrees that it shall not:

(a) except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan disclosed in Section 4.11(a) of the Company Disclosure Letter or applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of more than $150,000 (or its equivalent in another currency) in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement;(iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards or (vi) hire or terminate any employee whose annual base compensation is $150,000 (or its equivalent in another currency) or more, other than terminations for cause;

(b) (i) transfer, grant, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any material Owned Intellectual Property; (ii) voluntarily waive or cancel any material rights in or to any material Owned Intellectual Property, other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or other Incidental Outbound Licenses or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable) or (iii) otherwise permit any of its rights relating to any Owned Intellectual Property to lapse (other than in the ordinary course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by the Company);

(c) except for transactions solely between the Company, on the one hand, or the Company, Exchange Sub and PubCo, on the other hand: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in the Company, Exchange Sub or PubCo; or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other Contracts for the purchase or acquisition of such shares or capital stock), as applicable, in the Company, Exchange Sub or PubCo.

(d) amend its Governing Documents;

(e) (i) merge, consolidate or combine with a third party, other than as contemplated by this Agreement; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(f) voluntarily dispose of, amend or fail to renew any Company Real Property Lease other than in the ordinary course of business and as would not reasonably be expected to be material to the Group Companies or PubCo, as applicable, individually or in the aggregate;

(g) other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing with respect to, material assets or properties, other than (i) in the ordinary course of business, (ii) pursuant to Contracts existing on the date hereof or (iii) dispositions of obsolete, worthless or de minimis assets or properties;

(h) (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than a Company Party, other than advances for business expenses and loans or advances to employees, customers or suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness for borrowed money incurred after the date hereof in excess of $250,000 (or its equivalent in another currency) in the aggregate other than Indebtedness that qualifies as Outstanding Company Transaction Expenses; (iii) create any Liens on any material property or material assets of the Company, Exchange Sub or PubCo, as applicable, in connection with any Indebtedness thereof (other than Permitted Liens) other than transactions solely among the Company, on one hand; or (iv) cancel or forgive any Indebtedness for borrowed money owed to any Company Party other than intercompany Indebtedness or ordinary course compromises of amounts owed to the Company, Exchange Sub or PubCo by their respective customers;

(i) compromise, settle or agree to settle any Legal Proceeding involving payments by any Company Party, of $250,000 (or its equivalent in another currency) or more, or that imposes any material non-monetary obligations on a Company, Exchange Sub or PubCo Party (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), as applicable;

(j) except in the ordinary course of business, (i) terminate or amend any material term of any Material Contract. (ii) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement, or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by a Company Party to any other Company Party);

(k) change its fiscal year or any accounting method, practice or principles;

(l) (i) make, change or revoke any material Tax election in respect of material Taxes of the Company Party except where such action would be consistent with the past practice of the Company Party; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement in respect of material Taxes (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), (iii) consent to any extension or waiver of statute of limitations regarding any material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case other than any such extension or waivers that would be consistent with the past practice of the Company Parties, (iv) surrender or allow to expire any right to claim a refund of material Taxes or (v) file any amended material Tax Return other than any such amended Tax Return that would be consistent with the past practice of the Company Party;

(m) knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company, Exchange Sub, SPAC Merger Sub or PubCo, as applicable;

(o) subject to Section 6.1(a), pay, distribute or advance any material assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates, other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in the ordinary course of business, (iii) Employee Benefit Plans, (iv) employment arrangements entered into in the ordinary course, or (v) payment of salary and benefits and the advancement of expenses in the ordinary course of business;

(p) engage in any new line of business;

(q) except in the ordinary course of business, assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material permit, certificate or license; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.1(a) through Section 7.1(p).

7.2 Conduct of Business by SPAC. During the Interim Period, except as contemplated by this Agreement or with the prior written consent of the Company, shall (a) conduct its business in the ordinary course, consistent with past practices, (b) comply with all applicable Laws, and (c) except for the Transactions, not enter into any material transactions without the prior written consent of the Company. Without limiting the generality of the foregoing, during the Interim Period, SPAC agrees that it shall not:

(a) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital (or warrant or other equity interests) or split, combine or reclassify any share capital (or warrant or other equity interests), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant or other equity interest, or effect any like change in capitalization;

(b) purchase, repurchase, redeem or otherwise acquire, or offer to purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c) grant, issue, deliver, sell, dispose, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d) amend its Governing Documents or the terms of any SPAC Rights;

(e) other than as contemplated by this Agreement, (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) create or incur any Indebtedness or assume, guarantee or otherwise become liable for any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness for borrowed money from its Affiliates and shareholders, including SPAC Sponsor, in order to meet its reasonable working capital requirements and in each case, such Indebtedness having terms as described in SPAC’s prospectus filed with the SEC in connection with its initial public offering;

(g) make any loan, advance or capital contribution to any other Person or cancel or forgive any Indebtedness owed to SPAC;

(h) change its fiscal year or any accounting method, practice or principles;

(i) (i) make, change or revoke any material Tax election in respect of material Taxes of SPAC except where such action would be consistent with the past practice of SPAC; (ii) settle or compromise any material Tax liability, enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement in respect of material Taxes (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (iii) consent to any extension or waiver of statute of limitations regarding any material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case other than any such extensions or waivers that would be consistent with the past practice of SPAC; (iv) surrender or allow to expire any right to claim a refund of material Taxes; or (v) file any amended material Tax Return other than any such amended Tax Return that would be consistent with the past practice of SPAC;

(j) knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(k) create any Liens on any material property or material assets of SPAC;

(l) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC;

(m) commence, settle, compromise or agree to compromise or settle any Legal Proceeding (i) material to SPAC or its properties or assets involving payments by SPAC of $250,000 (or its equivalent in another currency) or more, or that imposes any material non-monetary obligations on SPAC (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), as applicable;

(n) engage in any new line of business;

(o) (i) modify, amend or terminate the Trust Agreement or enter into, amend or terminate any other agreement related to the Trust Account; or (ii) enter into, modify, amend or terminate any other agreement with any SPAC Shareholder;

(p) amend, terminate (other than expiration in accordance with its terms) or enter into any material Contract to which SPAC is a party;

(q) enter into or amend in any material respect any agreement with, or pay, distribute or advance any material assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates, other than (i) payments or distributions relating to employment or obligations in respect of arm’s-length commercial transactions, or (ii) reimbursement for reasonable expenses incurred in connection with SPAC; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through Section 7.2(q).

7.3 Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 7.3 of SPAC Disclosure Letter specifically requesting consent under Section 7.1 shall constitute a valid request by the Company for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 7.3 of the Company Disclosure Letter specifically requesting consent under Section 7.1 shall constitute a valid request by SPAC for all purposes under Section 7.1.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1 Proxy Statement/Registration Statement; Special Meeting; Shareholder Approval.

(a) Proxy Statement/Registration Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, the Parties, in accordance with this Section 8.1(a), shall prepare, in preliminary form, and PubCo shall file, a registration statement on Form F-4 or other applicable form with the SEC (such registration statement (including the Proxy Statement) as amended or supplemented, the “Registration Statement”), which will include (A) a proxy statement to be sent to SPAC Shareholders in advance of the Special Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) for the purposes of (I) providing SPAC Shareholders with notice of the opportunity to redeem SPAC Shares (the “SPAC Shareholder Redemption”), and (II) soliciting proxies from holders of SPAC Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval and authorization of the SPAC Merger pursuant to applicable Delaware law; (3) the approval and authorization of the Share Swap and associated documents by way of special resolution pursuant to applicable Korean law; (4) the issuance of PubCo Ordinary Shares in connection with the Transactions in accordance with this Agreement; (5) the adoption of the PubCo A&R Charter by way of special resolution pursuant to the Companies Act; (6) the approval of the PubCo Equity Plan; (7) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (8) any other proposals the Parties deem necessary or appropriate to consummate the Transactions; and (9) adjournment of the Special Meeting if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Shareholder Matters”), and (B) a prospectus for the registration under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the PubCo Ordinary Shares to be issued in connection with the Transactions (together, the “Registration Shares”). The Parties each shall use their commercially reasonable efforts to (A) cause the Registration Statement, when filed with the SEC to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in all material respects; (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, provided that prior to responding to any requests or comments from the SEC, PubCo will make available to the Company and SPAC (including their respective counsel) drafts of any such response and provide the Company and SPAC (including their respective counsel) with a reasonable opportunity to comment on such drafts and will consider any such comments in good faith; (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable; and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions.

(ii) As promptly as reasonably practicable following the date that the Registration Statement is declared effective (the “Proxy Clearance Date”), PubCo shall file the definitive Proxy Statement with the SEC and cause such Proxy Statement to be mailed to the SPAC Shareholders of record, as of the record date to be established by SPAC Board in accordance with Section 8.1(b).

(iii) Prior to each filing with the SEC of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement thereto, PubCo will make available to the Company and SPAC and their respective counsel a draft thereof and will provide the Company and SPAC (including their respective counsel) with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. PubCo shall not file any such documents with the SEC without the prior written consent of the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed). PubCo will advise the Company and SPAC, promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the effectiveness of the Registration Statement; (C) the filing of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC or of the initiation or written threat of any proceeding for such purpose; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. Each of the Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(iv) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Parties shall promptly prepare, and PubCo shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, the business of the Company, or the Company’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform PubCo and SPAC of such information, event or circumstance. If, at any time prior to the Closing, SPAC discovers any information, event or circumstance relating to SPAC, the business of SPAC, or SPAC’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then SPAC shall promptly inform PubCo and the Company of such information, event or circumstance.

(v) PubCo or SPAC, as applicable, shall make all necessary filings, as required for itself, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(vi) Each of SPAC and PubCo agrees to use commercially reasonable efforts to promptly furnish to the other Parties and their respective Representatives all information within its possession concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders, as well as information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including Nasdaq) in connection with the Transactions.

(b) SPAC shall, as promptly as practicable, take, in accordance with applicable Legal Requirements, Nasdaq rules and SPAC Governing Documents, and shall cause its Affiliates and Representatives to take, all action necessary to establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting and commence the mailing of the Proxy Statement to SPAC Shareholders. SPAC shall convene and hold an extraordinary general meeting of SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of SPAC Shareholder Matters, which meeting shall be held not less than twenty (20) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use reasonable best efforts to obtain the approval of SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of SPAC Shareholder Matters. SPAC shall include SPAC Recommendation in the Proxy Statement. SPAC shall keep the Company reasonably informed regarding all matters relating to SPAC Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of SPAC Shareholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of SPAC Shareholders SPAC Shareholder Matters, in each case, in accordance with this Agreement, regardless of any intervening event or circumstance. SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, SPAC Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of SPAC Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

8.2 Certain Regulatory Matters.

(a) (i) As promptly as practicable, and in any event within fifteen (15) Business Days after the date of this Agreement, the Parties shall each prepare and file any required notifications or filings under any applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions. The Parties shall promptly and in good faith respond to all information requested of it by a Governmental Entity in connection with any such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will use its commercially reasonable efforts to take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all material written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) to the extent legally permissible, promptly inform the others of any material communication to or from a Governmental Entity regarding the Transactions; (B) to the extent legally permissible, permit each other to review in advance any material proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) to the extent legally permissible, promptly furnish each other with copies of all material correspondence, filings (subject to appropriate redaction, and only to the extent allowed under applicable Legal Requirements) and material written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b) Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required under applicable Antitrust Laws or required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne 50% by SPAC and 50% by the Company.

8.3 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement and as soon as required by applicable Legal Requirements, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (which such approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreeable joint press release announcing the execution of this Agreement.

(c) SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to the Closing (“Special Meeting Form 8-K”), the form and substance of which shall be approved (which such approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing and such other information that may be required to be disclosed with respect to the Transactions (the “Closing Form 6-K”), the form and substance of which shall be approved (which such approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by SPAC. As promptly as practicable following the Special Meeting, SPAC shall file the Special Meeting Form 8-K with the SEC. Concurrently with the Closing, or as soon as practicable thereafter, PubCo shall file the Closing Form 6-K with the SEC. Prior to the Closing, SPAC and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.

8.4 Confidentiality; Communications Plan; Access to Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with this Agreement. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated pursuant to its terms prior to the Closing, then, notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall nonetheless continue in full force and effect until the date that is two (2) years after such termination pursuant to its terms. Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its Representatives prior to receipt from any of the other Parties, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality (including the Confidentiality Agreement) by the receiving Party; (iii) information acquired by a receiving Party or their respective agents from a third party who was not bound to an obligation of confidentiality to the disclosing Party or an Affiliate thereof; (iv) information developed by a receiving Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure is consented to in writing by SPAC (in the case of disclosure by the Company Parties) or the Company (in the case of disclosure by SPAC).

(b) SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement or public communication by SPAC or SPAC, in the case of a public announcement or public communication by any Company Party (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company Parties, routine disclosures to Governmental Entities made by any Company Party or its Affiliates in the ordinary course of business or any other communication by any Company Party or its Affiliates that is not widely disseminated, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable and legally permissible, such public announcement or public communication or dissemination and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; (iii) in the case of the Company Parties, internal announcements to employees or external communications to banks, customers, suppliers or other business relations, in each case, as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 8.3 or this Section 8.4(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) announcements and communications to other third parties to the extent necessary to seek, obtain or give consents, approvals, waivers or notices required as a result of the Transactions.

(c) The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of the Company Parties during the Interim Period to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and appropriate personnel of the Company Parties, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company; provided, further, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. During the Interim Period, all information obtained by SPAC or any of its financial advisors, accountants, counsel and other representatives in connection with this Agreement (including pursuant to this Section 8.4(c)) shall remain subject to the Confidentiality Agreement. SPAC will afford the Company Parties and their respective financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of SPAC during the Interim Period to obtain all information concerning the business, including properties, results of operations and appropriate personnel of SPAC, as any Company Party may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. During the Interim Period, all information obtained by the Company Parties or any of their financial advisors, accountants, counsel and other representatives in connection with this Agreement (including pursuant to this Section 8.4(c)) shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of any attorney-client or other privilege, (ii) violate any Contract to which such Party or any of its Affiliates is a party or bound, or (iii) violate or breach any confidentiality obligations (whether contractual or imposed by applicable Legal Requirements or otherwise), provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i), (ii) and (iii).

8.5 Commercially Reasonable Efforts. Except as otherwise set forth herein, the terms and subject to the conditions set forth in this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, SPAC Merger, the Share Swap and the other Transactions, including using its commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VIII, to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions set forth on Section 8.5(c) of the Company Disclosure Letter; and (d) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall require or be deemed to require SPAC or any Company Party or any of their respective Affiliates to (i) agree, propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, shares or shares of capital stock or of any business, assets or property or product lines, of any such Person or their respective Subsidiaries, or the imposition of any limitation on the ability of any such Person or any of their respective Subsidiaries to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, or the incurrence of any liability or expense; or (ii) defend any Legal Proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Laws or other applicable Legal Requirements or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned. Notwithstanding anything to the contrary contained herein, in no event shall any Company Party or any of its Subsidiaries be obligated to bear any material expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Company Party or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.6 No SPAC Securities Transactions. Each Company Party acknowledges and agrees that it is aware, and that each other Company Party has been made aware of, or will be made aware of, the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Legal Requirements on a Person possessing material nonpublic information about a publicly traded company. Each Company Party hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Legal Requirements, or cause or encourage any Person to do any of the foregoing.

8.7 No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom for any reason whatsoever (including for an alleged breach of this Agreement or Transaction Agreements). The Company Parties agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company Parties and each of their Affiliates under applicable Law. To the extent any Company Party or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that each the Company Party and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any Company Party or its Affiliates to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

8.8 Disclosure of Certain Matters. During the Interim Period, SPAC and each Company Party will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied, whether any amendment or supplement to the Registration Statement or any such consent may be required or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Securities Listings. From the date hereof through the Closing, SPAC shall use commercially reasonable efforts to ensure SPAC remains listed as a public company on, and for SPAC Shares to be listed on, Nasdaq. PubCo, the Company and SPAC shall cooperate to, and each shall use commercially reasonable efforts to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on Nasdaq (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at Closing.

8.10 No Solicitation.

(a) During the Interim Period, the Company, Exchange Sub and PubCo each shall not, and the Company, Exchange Sub and PubCo shall each direct their respective Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC Parties and their respective Representatives) concerning any merger, consolidation, recapitalization or similar transaction of, by or involving the Company, or any other Company Party, as applicable or any sale (in one or a series of related transactions) of any class of equity securities in such Company Party or any sale or transfer of assets or businesses of any Company Party (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. Each Company Party shall direct and use their reasonable best efforts to cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b) During the Interim Period, SPAC shall not, and SPAC shall cause SPAC Sponsor not to, and SPAC shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company Parties and their respective Representatives) concerning any SPAC Business Combination; (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall and shall cause SPAC Sponsor to, direct and use their reasonable best efforts to cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall keep the other Parties reasonably informed of any material developments with respect to such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination, as applicable, by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

8.11 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Shares redeemed for cash in accordance with the provisions of SPAC Governing Documents; (B) for income tax or other tax obligations of SPAC prior to the Closing; (C) to the underwriters of the initial public offering or any other person in accordance with the provisions of the IPO Underwriting Agreement with respect to any deferred underwriting compensation; (D) all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses to be paid by or on behalf of PubCo pursuant to Section 12.10 of this Agreement; and (E) as repayment of working capital loans from, and reimbursement of, expenses to directors, officers and shareholders of SPAC or other Indebtedness of SPAC, if any; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

8.12 SPAC Director and Officer Matters.

(a) PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents or its indemnification agreements, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, PubCo shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents or its indemnification agreements as in effect immediately prior to the Closing Date, and PubCo shall not, nor shall cause SPAC to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, PubCo shall purchase and pay a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person prior to the Closing that is or was a director or officer of SPAC on terms with respect to coverage, deductibles and amounts that are satisfactory to the existing directors and officers of SPAC. PubCo shall maintain SPAC D&O Tail in full force and effect for its full term (provided, that, if any claim is asserted or made within such six year period, SPAC D&O Tail shall be continued in respect of such claim until the final disposition thereof) and shall honor all obligations thereunder, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.12(b).

(c) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC Governing Documents, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of PubCo and SPAC under this Section 8.12(c) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 8.12(c) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.12(c).

(d) If PubCo or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo assume the obligations set forth in this Section 8.12(d).

8.13 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to: (a) cause the Transactions contemplated by this Agreement to qualify for the Intended Tax Treatment; (b) except for actions contemplated by this Agreement, not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; (c) report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching any statements described in the Treasury Regulations or with its Tax Return for the taxable year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required to do so pursuant to applicable Law (e.g., a “determination” within the meaning of Section 1313(a) of the Code or any similar provision); and (d) cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC, PubCo, or the Company of any opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such Tax counsel to render such opinion. If the SEC or any other Governmental Entity requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions, a customary opinion regarding the U.S. federal income tax considerations of such transactions will be included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC. For the avoidance of doubt, none of the foregoing opinions or any other opinions regarding the Intended Tax Treatment to be or that may be delivered by counsel to SPAC or counsel to the Company shall be a condition to Closing or the consummation of the Transactions. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Company if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). Each of PubCo, SPAC and the Company shall not undertake (or cause to be undertaken) any of the following for a period of two years after the Closing Date: (A) the actual or deemed liquidation of SPAC for U.S. federal income tax purposes, (B) the conversion of SPAC into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3). Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not to qualify for the Intended Tax Treatment. The covenants contained in this Section 8.13(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b) Each of PubCo, SPAC, the Surviving CBL Company and the Company shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Legal Proceeding pertaining to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(c) PubCo acknowledges that any direct or indirect holder of PubCo Ordinary Shares who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Transactions (a “PubCo 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any PubCo 5% Shareholder made following the Closing Date, PubCo shall (i) furnish to such PubCo 5% Shareholder such information as such PubCo 5% Shareholder reasonably requests in connection with such PubCo 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such PubCo 5% Shareholder with the information reasonably requested by such PubCo 5% Shareholder for purposes of such PubCo 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such PubCo 5% Shareholder’s GRA, in each case, at the sole cost and expense of such PubCo 5% Shareholder. Each of the parties shall, and shall cause their Affiliates to, operate in a manner so as not to cause such a triggering event.

(d) Within 120 days after the end of PubCo’s current taxable year and each subsequent taxable year of PubCo for which PubCo reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), PubCo shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of PubCo. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, PubCo shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable PubCo shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to PubCo or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this 8.13(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(e) All Transfer Taxes shall be borne and paid by PubCo or its wholly-owned Subsidiaries (including the Company following the Closing) and shall constitute Transaction Expenses. Unless otherwise required by applicable Legal Requirements, PubCo or its wholly-owned Subsidiaries (including the Company following the Closing), as applicable, shall timely file any Tax Return or other document with respect to such Taxes or fees (and each Company Party and SPAC shall reasonably cooperate with respect thereto as necessary). The Company, PubCo, and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

8.14 PIPE Investments. During the Interim Period, (i) the Company shall use its best efforts to (A) identify and seek additional sources of financing on behalf of PubCo and/or the Company from third party financing sources (it being understood and agreed that the consummation of any such financing shall be subject to the Company’s and SPAC’s mutual agreement (which agreement shall not be unreasonably withheld, conditioned or delayed), including in the form of a private placement of PubCo Ordinary Shares to be consummated at the Closing (a “PIPE Investment”), and (B) negotiate definitive agreements on terms reasonably acceptable to the Company and SPAC as necessary to effectuate the PIPE Investments, including, subscription agreements to purchase PubCo Ordinary Shares; and (ii) upon the written request of a Party, the other Parties shall, and each of them shall cause its respective Representatives to, reasonably cooperate in procuring the PIPE Investments, including by (A) providing such information and assistance (with respect to the Company, in accordance with Section 7.4(c)) as reasonably requested by a Party, (B) with respect to the Company, granting access in accordance with Section 7.4(c) to the other Parties and their Representatives during normal business hours as may be reasonably necessary for due diligence purposes, and (C) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions where necessary (including, as applicable, where necessary, direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). Without limiting the generality of the foregoing, in the event that any Company Shareholders make demands for appraisal under the Commercial Korean Code in respect of the Transactions, the Company agrees to reasonably cooperate in necessary financing to address any liquidity or other financial consequences to the Company or PubCo (following the Closing) resulting from such demands for appraisal.

8.15 Qualification as a Foreign Private Issuer. With respect to PubCo, during the Interim Period, each Party shall take all requisite actions to cause PubCo to qualify as a “foreign private issuer” as such term is defined under Rule 3b-4 of the Exchange Act and maintain such status through the Closing.

8.16 Qualification as an Emerging Growth Company. SPAC shall, at all times during the Interim Period: (a) take all requisite lawful actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

8.17 PubCo Equity Plan. SPAC, PubCo and the Company shall cooperate to establish an equity incentive plan (the “PubCo Equity Plan”) for service providers of PubCo and its subsidiaries that initially reserves such number of shares of PubCo Ordinary Shares equal to five percent (5%) of the shares of Pubco as of the Closing, to be approved by PubCo, the Company and SPAC and effective as of (and contingent on) the Closing. The proposed form of the PubCo Equity Plan shall be mutually agreed (in good faith) by SPAC and the Company prior to the initial filing of the Registration Statement. PubCo shall obtain the approval of the PubCo Equity Plan from the PubCo Board and the shareholder of PubCo prior to the Closing.

(a) acknowledges and agrees that all provisions contained in this Section 8.17 are included for the sole benefit of SPAC, PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, PubCo, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement before, on or following the Closing or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

8.18 Financial Statements; Other Financial Information.

(a) (i) As promptly as practicable after the date of this Agreement, the Company shall deliver to SPAC and PubCo, for inclusion in the Proxy Statement and Registration Statement the PCAOB Financial Statements and the consent of the independent auditors to use such PCAOB Financial Statements in the Proxy Statement and Registration Statement, and (ii) from time to time, as promptly as reasonably practicable, the Company shall deliver to SPAC, to the extent required for inclusion in the Proxy Statement and the Registration Statement, any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of income and statements of income (loss), changes in shareholders’ equity and cash flows of the Company, in each case in compliance with the standards of the PCAOB, and in compliance in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to the registrant at such time.

(b) From the date hereof until the Proxy Clearance Date, the Company will furnish to SPAC (i) unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof as promptly as reasonably practicable (and, in any event, within 45 days) following the end of each such quarterly period, which interim financial statements will be suitable for inclusion in the Proxy Statement or the Registration Statement and prepared, in all material respects, in accordance with IFRS applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and for the absence of footnotes), and reviewed in accordance with PCAOB Accounting Standard 4105, and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended, and (ii) audited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each fiscal year completed after the date hereof as promptly as reasonably practicable (and, in any event, within 90 days) following the end of each such fiscal year, together with their respective auditor’s reports thereon and consent to use such financial statements and reports, which financial statements will be suitable for inclusion in the Proxy Statement or the Registration Statement, prepared, in all material respects, in accordance with IFRS applied on a consistent basis during the periods involved (except as described in the notes thereto), and audited in accordance with applicable PCAOB auditing standards, and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended.

(c) The Parties shall each use their respective commercially reasonable efforts to assist in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements and/or such financial statements for other periods as contemplated by the rules of the SEC) that are required to be included in the Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions.

8.19 Company Shareholder Approval. The Company shall, as promptly as practicable following the Proxy Clearance Date, take, in accordance with applicable Legal Requirements and the Company’s Governing Documents, and shall cause its Affiliates and Representatives to take, all action necessary to establish a record date (which date shall be mutually agreed with SPAC) for, duly call and give notice of, a general meeting of the Company Shareholders. The Company shall convene and hold a general meeting of the Company Shareholders (the “Company Shareholder Meeting”), for the purpose of obtaining the Company Shareholder Approval, which meeting shall be held no later than the Special Meeting Date. The Company shall use reasonable best efforts to obtain the Company Shareholder Approval at the Company Shareholder Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements and the Company’s Governing Documents for the purpose of seeking the Company Shareholder Approval. The Company shall keep SPAC reasonably informed regarding all material matters relating to the Company Shareholder Approval and the Company Shareholder Meeting. The Company agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting for the purpose of seeking the Company Shareholder Approval shall not be affected by any intervening event or circumstance, and the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting and submit for the Company Shareholder Approval, in each case, in accordance with this Agreement, regardless of any intervening event or circumstance.

8.20 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder demands or other shareholder or stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreement or any other matters relating thereto (collectively, “Transaction Litigation”) commenced against, in the case of SPAC, it, its Affiliates or their respective Representatives (in their capacity as Representatives) or, in the case of the Company, it, its Affiliates or any of their respective Representatives (in their capacity as Representatives). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, subject to and without limiting the covenants and agreements, and the rights of the other Party set forth in the immediately preceding sentence, SPAC or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against SPAC or its Affiliates or any of their respective Representatives, and the Company or its Affiliates shall control the negotiation, defense and settlement of any Transaction Litigation brought against the Company or its Affiliates or any of their respective Representatives; provided, however, that prior to the Closing in no event shall either Party, its Affiliates, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

8.21 Extension of Time Period to Consummate a Business Combination. If, on or before October 1, 2024, the Proxy Clearance Date has not occurred, and this Agreement has not otherwise been terminated in accordance with its terms, SPAC shall promptly prepare and file with the SEC a proxy statement pursuant to which it will seek approval to extend the time period for SPAC to consummate its initial business combination under its Governing Documents for up to six (6) months to at least May 15, 2025 (the “Termination Date”), at the sole option of the SPAC, unless the closing of such business combination has been consummated (the “Extension Proposal”). The Company and its counsel shall be given a reasonable opportunity to review and comment on any such proxy statement and any supplement or amendment thereto.

ARTICLE IX
CONDITIONS TO THE TRANSACTION

9.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect SPAC Merger, the Share Swap and the other Transactions shall be subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted), in writing, exclusively by both SPAC and the Company:

(a) At the Special Meeting (including any adjournments thereof), SPAC Shareholder Approval shall have been obtained.

(b) At the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval shall have been obtained.

(c) The Parties will have received or have been deemed to have received all necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Section 4.5(b) of the Company Disclosure Letter in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period (and any extensions thereof) thereunder shall have expired or been terminated).

(d) No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect; provided, that the Governmental Entity issuing such Order has jurisdiction over the Parties with respect to the Transactions.

(e) The PubCo Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(g) The Korean Registration Statement shall have become effective in accordance with the provisions of the Financial Investment Services and Capital Markets Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by FSS) seeking a stop order with respect to the Korean Registration Statement.

9.2 Additional Conditions to Obligations of the Company Parties. The obligations of the Company Parties to consummate and effect SPAC Merger, the Share Swap and the other Transactions shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived, in writing, exclusively by the Company:

(a) (i) The Fundamental Representations of SPAC, to the extent not qualified as to materiality or “SPAC Material Adverse Effect” shall be true and correct in all material respects, and to the extent so qualified shall be true in all respects, on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of SPAC and Exchange Sub set forth in Article V hereof shall be true and correct as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties of SPAC and Exchange Sub to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b) SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time in all material respects.

(c) No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e) SPAC shall have delivered to the Company the Registration Rights Agreement, duly executed by SPAC Sponsor;

(f) Exchange Sub shall have delivered to the Company a share swap agreement in a form that is reasonably acceptable to the Parties and reflects the terms of this Agreement to the extent applicable, duly executed by the (the “Share Swap Agreement”)

9.3 Additional Conditions to the Obligations of SPAC. The obligations of SPAC Parties to consummate and effect SPAC Merger, the Share Swap and the other Transactions shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived, in writing, exclusively by SPAC:

(a) (i) The Fundamental Representations of the Company and the Acquisition Entities shall be true and correct in all material respects, and to the extent so qualified shall be true in all respects, on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Article IV hereof and the Acquisition Entities set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failures of such representations and warranties of the Company and the Acquisition Entities to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) Each of the Company Parties shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Merger Effective Time in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.

(d) The Company shall have delivered to Exchange Sub the Share Swap Agreement, duly executed by the Company.

(e) The Company shall have delivered to SPAC the Closing Payment Schedule.

(f) The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(g) The Company shall have delivered to SPAC the Registration Rights Agreement, duly executed by PubCo and the Company Shareholders.

(h) Exchange Sub and Company shall have delivered to SPAC a share swap agreement in a form that is reasonably acceptable to the Parties and reflects the terms of this Agreement to the extent applicable, duly executed by Exchange Sub and the Company (the “Share Swap Agreement”).

(i) The Company shall have delivered to SPAC the Lock Up Agreement, duly executed by the Company Shareholders.

(j) PubCo shall have obtained SPAC D&O Tail Policy.

9.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s breach of its obligations under this Agreement.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Closing shall not have occurred by the date that is the earlier of (i) May 15, 2025 or (ii) the date by which SPAC must consummate its initial business combination under its Governing Documents as may be amended pursuant to Section 8.21 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC is curable by SPAC, prior to the Closing, then the Company must first provide written notice of such breach to SPAC and may not terminate this Agreement under this Section 10.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such breach during such 30 day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC is cured during such 30 day period);

(e) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or any Acquisition Party, or if any representation or warranty of the Company or any Acquisition Party shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company or any Acquisition Party, as applicable, prior to the Closing, then SPAC must first provide written notice of such breach to the Company and may not terminate this Agreement under this Section 10.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company or any Acquisition Party, as applicable, continues to exercise commercially reasonable efforts to cure such breach during such 30 day period (it being understood that SPAC may not terminate this Agreement pursuant to this Section 10.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company or any Acquisition Party is cured during such 30 day period);

(f) by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), SPAC Shareholder Approval is not obtained; or

(g) by SPAC or the Company if, at the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval is not obtained.

10.2 Notice of Termination; Effect of Termination.

(a) In the event that either SPAC or the Company terminates this Agreement for any reason other than those set forth in Sections 10.1(a) and (c)-(e), such terminating party shall pay to the non-terminating party an amount equal to One Million Dollars ($1,000,000) (the “Breakup Fee”) within two Business Days of the effective termination date by wire transfer of immediately available funds.

(b) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, and upon payment of the Breakup Fee, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, members, stockholders, or other Representatives, other than liability of the Company, SPAC or other Parties, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

ARTICLE XI
NO SURVIVAL

11.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing unless expressly provided in this Agreement. Notwithstanding the foregoing, neither this Section 11.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to its own Intentional Fraud.

ARTICLE XII
GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered on a Business Day, otherwise on the next Business Day, if delivered by email; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

Mountain Crest Acquisition Corp., V

524 Broadway, 11th Floor

New York, New York 10012

Attention: Suying Liu

Email: sliu@mcacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Mitchell Nussbaum

Email: mnussbaum@loeb.com

if to any Company Party:

CubeBio Co., Ltd

8F Shinhan Life Bldg.

Digital-ro 10-gil 9

Geumcheon-gu

Seoul, Korea

Attention: Eunjong Choi, Paul Shin, Justin Ryu and Hak Kyu Kim

Email: cubeceo@cubebio.co.kr, seworld@daum.net, rty999@cubebio.co.kr and hk130@cubebio.co.kr with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: Andy Tucker

Email: andy.tucker@nelsonmullins.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.2 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections or subsections, such reference shall be to an Article, Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the online virtual data room hosted by the Company, at least three (3) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of’ an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean U.S. Dollars (unless otherwise expressly stated). Reference to any Person includes such Person’s successors and permitted assigns. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to actions, inactions, amounts, terms and conditions, as applicable).

12.3 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

12.4 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits, Annexes and Schedules hereto, the Company Disclosure Letter and SPAC Disclosure Letter dated as of the date hereof by and among the Parties, Transaction Agreements and any other documents and instruments and agreements among the Parties or their respective Affiliates as contemplated by or referred to herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights of Persons pursuant to the provisions of Section 3.9, Section 7.12, Section 11.14, Section 11.15 and Section 11.16 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

12.5 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

12.6 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

12.7 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

12.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 12.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

12.9 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.10 Expenses. Except as otherwise expressly set forth in this Agreement, all Transaction Expenses shall be paid by the Party incurring such Transaction Expenses; provided, however, if SPAC Merger, the Share Swap and the other Transactions shall be consummated, PubCo shall, as soon as reasonably practicable following the Closing and in any event after the release of funds from the Trust Account, pay or cause to be paid by wire transfer of immediately available funds, all Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses.

12.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

12.13 Extension; Waiver. At any time prior to the Closing, SPAC, and the Company (on behalf of itself and the Acquisition Entities) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

12.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties under this Agreement, including any arising in any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 12.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 12.14. This Section 12.14 shall be binding on all successors and assigns of Parties.

12.15 SPAC Legal Representation. Each Party hereby agrees for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Loeb & Loeb LLP (or any of its successors) may represent SPAC Sponsor or any of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Loeb & Loeb LLP provides legal services to SPAC Sponsor or its Affiliates after the Closing Date. Each Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or SPAC Sponsor or any of their respective Affiliates and their respective counsel, including Loeb & Loeb LLP made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, does not pass to any Company Party notwithstanding the SPAC Merger and the Share Swap, and instead survive, remain with and are controlled by SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of SPAC Sponsor Privileged Communications, whether located in the records or email server of a Company Party or otherwise (including in the knowledge or the officers and employees of a Company Party), in any Legal Proceeding against or involving SPAC Sponsor after the Closing, and each of them agrees not to assert that any privilege has been waived as to SPAC Sponsor Privileged Communications.

12.16 Company Legal Representation. Each Party hereby agrees for itself and on behalf of its Waiving Parties, that Nelson Mullins Riley & Scarborough LLP (“NMRS”) (or any of its successors) may represent any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and each Party, on behalf of itself and the other Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each Party, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not NMRS provides legal services to any Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates after the Closing Date. Each Party, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between a Company Party or any of its respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates and respective counsel, including NMRS, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to SPAC or SPAC Sponsor notwithstanding the SPAC Merger and the Share Swap, and instead survive, remain with and are controlled by the Company Parties (the “Company Party Privileged Communications”), without any waiver thereof. Each Party, on behalf of itself and the other Waiving Parties, agrees that none of them may use or rely on any of the Company Party Privileged Communications, whether located in the records or email server of a Company Party or otherwise (including in the knowledge or the officers and employees of a Company Party), in any Legal Proceeding against or involving any Company Party after the Closing, and each of them agrees not to assert that any privilege has been waived as to the Company Party Privileged Communications.

12.17 Disclosure Letter and Exhibits. The Company Disclosure Letter and SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of a Company Party, on the one hand, or SPAC, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and SPAC Disclosure Letter is or may be included solely for informational purposes and not an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, is not an admission of any breach or violation of any Contract or applicable, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or SPAC Disclosure Letter is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, where a representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MOUNTAIN CREST ACQUISITION CORP. V

By:
Name:
Title:

CUBEBIO CO., LTD.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

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